UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒    Filed by a party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25 (b) per Exchange Act Rules 14a-6 (i) (1) and D-11.

Corpay

2024

Notice of Annual Meeting & Proxy Statement

A LETTER FROM OUR CHIEF EXECUTIVE OFFICER
Ronald F. Clarke Chairman & Chief Executive Officer
My Fellow Shareholders,
Thank you for your investment in Corpay.
Performance & Positioning
Our full year 2023 financial performance reached record levels, with adjusted earnings per share up 5% to $16.92, EBITDA up 13% at nearly $2 billion, and revenue up 10% to $3.8 billion. All of these metrics set all-time records, and are further proof of the strength of our Company. We also closed several acquisitions improving our go-forward positioning around the vehicle payments and corporate payments businesses.
On March 25, 2024, we were excited to announce that we rebranded the entire Company to Corpay, which better reflects the breadth of expense management and corporate payment solutions we offer. Additionally, in 2023, we simplified the presentation of our businesses, and now report in 3 primary segments: Vehicle Payments, Corporate Payments and Lodging Payments. We believe that our new branding and reporting segments will provide better brand recognition and make it easier to evaluate our extraordinary growth and profitability.
We also introduced a series of exciting new product offerings that align with our promise – Payments Made Easy:

Corpay One. Our small and midsize business Vehicle Payments solution is an all-in-one solution that provides business cards for the owner, fuel cards for the field drivers, and virtual cards for the payment of accounts payable.

Comdata Connect Card. Our Corporate Payments solution connects Comdata truck stop fuel discounts, reporting, and a location finder to the customer’s existing business credit card. Trucking customers benefit both from the credit and rewards from their business card, and the fuel discounts and reporting of a truck stop card.

Corpay Complete. Our middle market Corporate Payments solution combines everyday business cards and fuel cards, with an AP automation all-in-one platform.

CLC Choice. Our newest Lodging Payments solution provides customers more employee-friendly travel options. Travelers can choose from virtually any hotel, any room type, and keep reward points from their favorite hotel brand.

These new products enhance our ability to deliver our mid-term objectives to annually grow revenue 10% and adjusted earnings per share 15-20%.
Governance & Board Oversight
We’ve made meaningful progress in 2023, refreshing and diversifying our Board by welcoming Annabelle Bexiga, Rahul Gupta and Gerry Throop. The industry and subject-matter experience they bring will be quite additive to the Company as we continue to grow and improve our competitive position. Our Board of Directors have been deeply involved in our shareholder engagement efforts, and have helped drive responsive enhancements to our practices.
We have an experienced Board of Directors with a diverse set of skills and experience, including leading large, global public companies within our industry. Our directors provide valuable oversight regarding audit, compensation, governance and company strategy.
Your Support
On behalf of our Board of Directors, we sincerely ask that you vote with our recommendations. We appreciate our shareholders’ support and feedback, and we will continue to reach out on a regular basis to gain further perspective.

Ronald F. Clarke
Chairman & Chief Executive Officer
2024 Notice of Annual Meeting & Proxy Statement  1

Annual Meeting of Shareholders
The Company’s Annual Meeting of Shareholders will be held at 3280 Peachtree Road, Suite 2400 Atlanta, Georgia 30305 on June 6, 2024 at 10:00 a.m.
2  2024 Notice of Annual Meeting & Proxy Statement

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

Meeting Date and Time: June 6, 2024 10:00 a.m. Eastern Daylight Time	Meeting Place: 3280 Peachtree Road, Suite 2400 Atlanta, Georgia 30305	Record Date: April 11, 2024

Agenda
To elect the eleven directors
To ratify the reappointment of Ernst & Young LLP as the Company’s independent public accounting firm
To approve, on an advisory basis, named executive officer compensation
To vote on a shareholder proposal regarding an independent Board chair requirement, if properly presented at the meeting
We may also transact other business that properly comes before the meeting.
Mailing Date and Availability of Proxy Materials
On or about April 26, 2024, we mailed a Notice of Internet Availability of Proxy Materials to shareholders. Shareholders of record at the close of business on April 11, 2024 are entitled to receive notice of, and to vote at, the meeting.
YOUR VOTE IS IMPORTANT
Please vote as soon as possible by one of the methods shown below, whether or not you expect to attend the annual meeting. Be sure to have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials in hand and follow the instructions below. Vote by 11:59 P.M. ET the day before the meeting (June 5, 2024).

By Internet www.proxyvote.com Use the internet to transmit your voting instruction and for electronic delivery of information	By Phone 1-800-690-6903 Use any touch tone telephone to transmit your voting instructions
By Mail
Mark, sign and date your proxy card and return it in the postage-paid envelope provided with your proxy materials or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,
Edgewood, NY 11717

Sincerely,
Corpay Board of Directors
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 6, 2024: Our Proxy Statement and Annual Report to Shareholders are available at https://investor.corpay.com.
2024 Notice of Annual Meeting & Proxy Statement  3

4  2024 Notice of Annual Meeting & Proxy Statement

01. SUMMARY
Information About Our 2024 Annual Meeting
Date and Time: Thursday, June 6, 2024, at 10:00 a.m. Eastern Daylight Time
Place: Our offices at 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305
Record Date: April 11, 2024 (71,199,308 common shares and 291,079 unvested restricted shares entitled to vote as of the record date).

Voting: Holders of common shares as of the close of business on April 11, 2024 may vote at the Annual Meeting. One vote per share for each director nominee and each of the other proposals described below.

Proposals and Board Recommendations
Proposal	Board Recommendation	For More Information
To elect the eleven directors	FOR each nominee	Page 68
To ratify the reappointment of Ernst & Young LLP as our independent public accounting firm for 2024	FOR	Page 68
To approve, on an advisory basis, named executive officer compensation	FOR	Page 69
To vote on a shareholder proposal regarding an independent Board chair requirement, if properly presented at the meeting	AGAINST	Page 69

For complete information regarding our 2024 annual meeting of shareholders, the proposals to be voted on and our performance, please review the entire proxy statement and our 2023 annual report, available at
https://investor.corpay.com and proxyvote.com.

2024 Notice of Annual Meeting & Proxy Statement  5

02. CORPAY AT A GLANCE
As of December 31, 2023
Corpay, Inc. (“Corpay”) is a leading global provider of corporate payment solutions that enables businesses to control purchases and make payments in a smarter, simpler and better way. We serve businesses, partners, merchants, and consumers in North America, Latin America, Europe, and Asia Pacific.

Businesses spend an estimated $135 trillion of non-payroll spend each year with other businesses. In many instances, they lack the proper tools to monitor what is being purchased, and employ manual, paper-based, disparate processes to both approve, schedule and make payments for their purchases. This often results in wasted time and money due to unauthorized spending, fraud, receipt collection, data input and consolidation, report generation, reimbursement processing, account reconciliations, employee disciplinary actions, and more.

Our wide range of modern, payment solutions generally provides control, reporting, and automation benefits superior to many of the payment methods businesses use, such as cash, paper checks, general purpose credit cards, as well as employee pay and reclaim processes. In addition to delivering meaningful value to our customers, our solutions also share several attractive business model characteristics such as:

 Customers are primarily businesses, which are very diverse across size, need and geography;
 Recurring revenue models driven by high retention, resulting in very predictable revenue;
 Similar selling systems with common sales approaches (e.g. digital sales), management and reporting;
 Specialized technology platforms and proprietary payment acceptance networks, which create competitive advantages and barriers to entry; and
 High EBITDA margins and cash flow translation and limited capital investment.

Our Vision

Corpay’s vision is that every payment is digital, every purchase is controlled, and every related decision is informed. Digital payments are faster and more secure than paper-based methods such as checks, and provide timely and detailed data which can be utilized to effectively reduce unauthorized purchases and fraud, automate data entry and reporting, and eliminate reimbursement processes. Combining this payment data with analytical tools delivers powerful insights, which managers can use to better run their businesses.

Our Mission

Corpay’s mission is to Simplify Corporate Payments on all non-payroll expenses. Through the digitalization of payments, we support ecosystems which benefit all participating constituents: payment-making customers, payment-accepting merchants, tax-collecting governments, and Corpay.

6  2024 Notice of Annual Meeting & Proxy Statement

02. CORPAY AT A GLANCE
Our Strategy
We are executing on a strategy of optimizing assets, leveraging similar selling methods, and bundling and cross-selling value-added solutions. We continue to enhance our solutions to displace inferior payment methods, improve customers’ mobile and digital experiences, and extend utility. We actively market and sell to current and prospective customers leveraging a multi-channel go-to-market approach, which includes comprehensive digital channels, direct sales forces and strategic partner relationships. We supplement our organic growth strategy and sales efforts by pursuing attractive acquisition opportunities, which serve to strengthen our market positions and accelerate growth. We’ve simplified the Company by consolidating into three operating segments—Vehicle Payments, Corporate Payments and Lodging Payments—and we will rationalize businesses that are not core. With a long, proven operating history, Corpay now serves hundreds of thousands of business customers with millions of cardholders making payments to millions of vendors around the world.
Our Performance
Corpay has delivered a superior track record of growth, generating compound annual growth rates of 18% in revenue and 20% in adjusted net income per diluted share (or “Adjusted EPS”) since going public in 2010.

(1) Revenues before 2018 are presented pre-adoption of ASC 606.
(2) Non-GAAP financial measures. See appendix for reconciliation of non-GAAP measures to GAAP.
2024 Notice of Annual Meeting & Proxy Statement  7

02. CORPAY AT A GLANCE
Our Board of Directors
In order to oversee our complex, global business, our Board is comprised of experienced individuals who are engaged in their duties and invested in our Company’s success. Our Board recognizes the importance of independence from management and ensures its responsiveness to shareholders by directly connecting directors’ interests with those of our shareholders. Our Board and management have taken a long-term view toward shareholder engagement and recognize that continuous solicitation and consideration of shareholder feedback is critical to driving growth and creating shareholder value.
As a result, we regularly engage with our shareholders throughout the year by multiple means to encourage ongoing, meaningful dialogue.
We encourage you to visit the “Corporate Governance” area of the “Investor Relations” section of our website (https://investor.corpay.com) where you will find detailed information about our corporate governance practices, including our key governance documents listed below:
Code of Business Conduct and Ethics
Policy Regarding Interested Party Communications with the Board of Directors
Corporate Governance Guidelines
Insider Trading Policy
Board Committee Charters
The reports and other information contained on websites referred to in this proxy statement (other than to the extent specifically referred to herein as required by the rules of the NYSE or the SEC) are not part of this proxy solicitation and are not incorporated by reference into this proxy statement or any other proxy materials.
Forward-Leaning Corporate Governance
In response to our shareholder engagement efforts and recent shareholder votes at our annual meetings, we have taken significant steps to adopt many corporate governance best practices:
Broad Director diversity search criteria
Declassified Board of Directors
Lead Independent Director
Majority voting in Director elections
Expanded shareholder engagement
Proxy access
Shareholder right to call special meetings
Shareholder right to act by written consent
No supermajority shareholder voting
Regular review of governance practices
Continued the expansion of our environmental, social and governance (ESG) initiatives, including the continued publication of annual Corporate Responsibility and Sustainability report
Forward-Leaning Compensation Practices
Corpay has also embraced best practices in our compensation programs, which strongly support our pay-for-performance philosophy and culture:
NEO compensation aligned with Company and, as applicable, division performance
Base salary levels generally at or below peer median
Target annual cash incentives generally at or below peer median
Significant portion of NEO compensation generally delivered in the form of equity-based awards
Different performance metrics for different compensation components
Incentive payouts tied closely to achieving published guidance
Significant stock ownership requirements
No repricing or cashing out of underwater stock options or stock appreciation rights
No hedging or pledging of common shares
No excise tax gross-ups
No excessive perquisites
Maintain a compensation clawback policy
Below-market severance policies
Shareholder engagement includes nomination and governance committee Chair, additional Board members and management
Regular review of compensation programs
Utilize an independent compensation consultant
8  2024 Notice of Annual Meeting & Proxy Statement

02. CORPAY AT A GLANCE
Shareholder Engagement Results
Our 2023 shareholder outreach regarding executive compensation was a continuation of our annual comprehensive shareholder engagement plan. We have taken decisive action in recent years in response to our shareholder outreach initiatives and we believe that our compensation practices address the feedback we received.
Since we mailed our Proxy Statement for the 2023 annual meeting, we contacted our 10 largest shareholders (excluding our CEO), and select others from the next 15 largest shareholders who voted against say-on-pay and/or against certain Directors at the 2023 annual meeting. These shareholders held approximately 64.3% of our common shares (as of December 31, 2023). Of those we attempted to engage, 50% of those shares accepted our invitation and attended video or telephonic meetings. A majority of these meetings were attended by the Chair of the compensation committee, and remaining meetings were attended by the Lead Independent Director, Chair of the nomination and governance committee, or Chair of the information technology and security committee. These meetings occurred periodically in 2023. During the meetings, we requested specific feedback on our 2023 say-on-pay vote and any issues shareholders had with our compensation program or our governance practices, and solicited their thoughts on how we might address these issues. Importantly, the changes to our 2023 compensation practices reflect shareholder feedback received from our 2022 say-on-pay process, some of which was similar to input provided by shareholders from our 2023 say-on-pay process. As such, our remediation efforts in response to the pay program issues raised by shareholders in both 2023 and 2024 are reflected in the table on the next page.

2024 Notice of Annual Meeting & Proxy Statement  9

02. CORPAY AT A GLANCE
Based on our outreach efforts and our review of the recommendations of proxy advisory firms, the table below summarizes what we heard and how we responded in 2023 and 2024.
What we heard	What we have done in response
Interest in the direction of CEO compensation, including metrics used for CEO’s incentive-based compensation
CEO Pay Level: CEO pay for 2023 was lower than CEO pay for 2022.

Annual Incentive Performance Metrics: Other than in the case of Ms. Vickery (who returned to her former role in early 2023), the great majority of the cash portion of all NEOs’ (including the CEO) targeted annual incentive opportunities were contingent upon the achievement of pre-established financial goals.

LTI Performance Linkages: Our CEO did not receive any long-term incentive awards in 2023. Other than in the case of Mr. Netto, the 2023 long-term incentive awards to all of our other NEOs were comprised at least 50% of performance-based long-term incentives (Performance Shares and Performance-Based RSUs). These performance-based long-term incentives were 100% contingent on the achievement of pre-established earnings per share and revenue goals. 48% of Mr. Netto’s 2023 long-term incentive target grant value was comprised of these performance-based awards.

CEO compensation structure should help ensure long-term retention	For 2024, we have provided the CEO with long-term incentive awards that have multi-year vesting schedules.
The majority of NEO compensation should be performance-based
For 2024, we ensured more than 50% of all NEO long-term compensation in the aggregate is performance-based. As noted above, the majority of most NEOs’ long-term incentive grant value in 2023 was similarly tied to the achievement of performance objectives.

Long-term compensation should have longer measurement periods	For 2024, a portion of long-term compensation has a measurement period of three years.
Compensation structures should align with value creation
Our long-term incentives are granted 100% in the form of equity-based awards that are settled in the form of shares. In addition, a portion of our NEOs’ targeted annual incentive opportunities are tied to the achievement of preestablished financial metrics that directly contribute to longer-term shareholder value creation. Demonstrating our commitment to aligning NEOs’ incentive earnings with shareholder value creation, in 2023, despite strong annual incentive program formulaic results, the compensation committee used negative discretion to reduce cash payouts under the annual incentive to $0 considering the totality of 2023 performance.

Compensation for NEOs should have a total shareholder return component
We continue to believe the performance metrics we have chosen under our annual incentive and long-term incentive arrangements are directly aligned with the creation of shareholder value, and are therefore the most appropriate metrics in the near-term. We have considered the use of relative total shareholder return ("TSR"), but have found that that there are too few companies in our direct operating space that present the opportunity for reliable and statistically relevant comparisons of TSR over a three-year period. We intend to continue to review the possibility of adding relative TSR as a metric in coming years, and are receptive to doing so in the event that reliable comparisons are available.

Disclosure should provide context for why the Company selects particular performance metrics for incentive-based compensation
In direct response to shareholder input, we have substantially enhanced our disclosure of our incentive metrics in this year’s Proxy Statement. As noted throughout this Proxy Statement, a portion of our NEOs’ annual incentives and long-term incentives are tied to the achievement of the financial and operating metrics that best align with shareholder value creation.

10  2024 Notice of Annual Meeting & Proxy Statement

02. CORPAY AT A GLANCE
Our Commitment to Culture, Diversity, Equity, Inclusion, Belonging and Sustainability
Corporate responsibility promotes the long-term interests of our shareholders and strengthens Board and management accountability. Our corporate strategy includes a focus on how environmental and social issues may impact the long-term interests of our shareholders and other stakeholders. We believe that environmentally and socially responsible operating practices are important considerations while generating value for our shareholders, being good partners with our customers by providing efficient payment solutions, and being a good employer to our employees.
As of December 31, 2023, Corpay employed approximately 10,000 associates located in over 21 countries around the world, with approximately 4,100 of those associates based in the U.S. Our values-driven people programs, practices and policies have been developed to ensure we are able to attract, retain and develop the quality of talent necessary to advance our key initiatives and achieve our strategic objectives. We are firmly committed to delivering a strong employee value proposition and unique employment experience to our associates which, in turn, should lead to better customer experiences and business outcomes.
Core Values INNOVATION Figure out a better way COLLABORATION Accomplish more together EXECUTION Get it done outputs matter INTEGRITY Do the right thing PEOPLE We make the difference
Culture

We strongly believe that commitment to our culture is a strong determinant of the Company’s performance and success. Our culture has evolved through time, as the Company has grown considerably both organically and through acquisitions. Despite Corpay’s expansive size and geographic scope, we retain a strong entrepreneurial spirit, and share a common vision, mission and set of values, which together serve as cornerstones to our “One Corpay” culture. Our core values, listed below, are infused in all aspects of Corpay, and guide our employee selection, behavior and interactions with both internal and external stakeholders. Through our relentless efforts to improve our workplace at Corpay, we have been awarded the 2022 Most Loved Workplace certificate by the Best Practices Institute.

Diversity, Equity, Inclusion & Belonging

As of December 31, 2023, females represented approximately 52% of our global workforce and approximately 17% of our senior leadership team, while ethnic minorities comprised approximately 36% of our domestic workforce and approximately 17% of our senior leadership team.

Our diversity, equity, inclusion and belonging (DEIB) programs foster a culturally diverse and inclusive environment and create a true sense of belonging. Our global diversity council, three regional councils and nine employee resource groups (each, an ERG) are built to bring diversity, equity, inclusion and belonging into all aspects of our global operations. The councils and ERGs are vital to creating an environment where all employees are able to prosper. Our ERGs allow a safe space for traditionally underrepresented employees to connect and discuss experiences. The ERGs also provide Corpay with perspectives on the unique needs and lived experiences of those who are traditionally underrepresented.

2024 Notice of Annual Meeting & Proxy Statement  11

02. CORPAY AT A GLANCE
Talent Acquisition
Corpay maintains a focus on recruiting a talented workforce across all of our businesses and geographies. Corpay recognizes both the importance of developing a qualified workforce to power continued innovation, and the high demand of candidates in our industry. In addition to traditional recruiting channels (social media and third-party search firms), we also attract new talent through our partnerships. To contribute to the success and advancement of women and minorities in our workforce, we employ additional talent acquisition strategies to attract a range of diverse candidates. These initiatives include:
1.	“Rooney Rule” — We currently utilize the “Rooney Rule” (a diverse candidate slate) for all positions Vice President and above.
2.	Behavior Based Interviewing (BBI) — We require hiring managers to participate in BBI training which helps provide an unbiased view of the candidate’s experience and skill set.
Talent Development
Corpay offers a variety of high-quality learning opportunities, designed to support employee development and organizational effectiveness. Learning opportunities are available in all geographies at all levels, and incorporate personal, business and leadership skills development with the goal of empowering our organization, creating avenues for closing skill gaps, and enhancing the capabilities of our workforce. Leadership, teamwork, communication, and many other soft skills are vital to our success. We offer a wide variety of career opportunities and paths to advancement through on-the-job coaching, training, and education.
As part of the new hire onboarding program, employees participate in Explore the Cor, a unique immersion program focused on understanding the Company’s mission, vision, culture and values. Our day 1 programming also introduces our Human Resources programs, benefits, and policies and procedures, such as information security awareness, anti-harassment training, and code of ethics compliance. New hires learn about their workstyle and the workstyle of their colleagues by participating in our Introduction to DiSC® program.
Our entry-level employees are required to participate in our foundational learning sessions, which build upon onboarding experiences. More senior employees are required to complete all foundational training along with our Great Manager Program (GMP). GMP is designed to teach both first-time and experienced managers situational leadership, coaching skills, and the art of providing feedback and feedforward. Corpay also offers voluntary learning opportunities through CorSuccess, a global career development and acceleration program designed for high performing employees.
At the heart of our most senior leader learning experience is the Global Leader Program (GLP). GLP is a leadership development program, through an interactive curriculum which is based on our core values and competencies. The goal is to guide our leaders towards greater self-awareness, create the opportunity to build a strong leadership foundation, provide the skills to act as a coach and mentor, and provide the opportunity to build lasting relationships with Corpay professionals from around the world. Senior leaders also have the opportunity to work with a personal coach and/or rotational assignments to further assist with their development. Additional programs include mentoring/mentee, and team building.
12  2024 Notice of Annual Meeting & Proxy Statement

02. CORPAY AT A GLANCE
Health and Wellness
We offer a competitive and comprehensive benefits package, wellness programs, time-off policies, and an engaging environment. In the U.S., Corpay pays the majority of the cost for our core set of benefits which includes comprehensive medical, prescription drug, dental, and vision coverage. Our benefit plans include options for employees to customize their coverage with voluntary plans that include critical illness, disability, life insurance, hospitalization protection, and legal assistance, among others. We also offer access to tax-advantaged accounts that can help employees pay for future health care expenses, including Health Savings Accounts and Flexible Spending Accounts. Additionally, we offer life insurance, accidental death and dismemberment insurance, and short and long-term disability at no cost to the employee. All benefits are offered to employees, their partners (including spouses and domestic partners), and their children. In other geographies, we offer competitive benefits packages that are tailored to local market conditions and norms.
Our Corpay’s wellness programs are designed to meet the evolving needs of a diverse workforce across the globe. We want our employees and their families to thrive and continue to place our focus on physical and mental well-being. We offer free virtual fitness classes and provide access to employee assistance programs in all regions. In the U.K. and Europe, we’ve trained 20 “Mental Health First Aiders” that provide all employees access to support on issues such as anxiety, depression, mental fatigue, burn out, or stress.
Voice of the Employee
Each year, Corpay conducts an employee survey to measure talent engagement. The purpose of the survey is to give employees a voice and use employee feedback to improve and build our organizational capability. We share the detailed engagement scores across the organization, and analyze the results to understand differences by geography, demographics, job level, and leader, and to identify opportunities for further improvement. Based on the feedback and perception of employees, action plans are created to drive continuous improvement of results. The participation rate for our 2023 annual survey was approximately 70%. Our employee engagement score in 2023 remained consistent with our prior year results. We believe our employee proposition remains strong and we continue to attract and retain top talent.
Sustainability
Our Board of Directors and management recognize that we have a role to play in environmental stewardship. Given that Corpay is a business payments solutions company, greenhouse gas (“GHG”), emissions, and water and energy usage are not material factors to the day-to-day operations of our business. We believe, however, that environmentally responsible operating practices generate value for our shareholders and stakeholders. Corpay continues to reduce environmental impact and seeks to implement innovative and sustainable initiatives, both for the Company and for customers. We have implemented the following initiatives:
Carbon Offset Programs
A carbon offset represents the reduction, destruction, or capture of one metric ton of carbon dioxide equivalent emissions (C02e), which means that companies can counteract the carbon produced by their day-to-day business processes. North America Clean Advantage is a program that provides carbon offsets to our customers, empowering them to manage carbon-neutral fleets and reduce CO2 emissions of their hotel stays. Since 2015, Clean Advantage has offset over 657 million gallons of fuel in the U.S. alone, equaling more than 5.8 million metric tons of CO2e offset. In Europe, EcoPoint is a carbon mitigation program for our European customers that creates new woodlands inside and outside of the U.K. Our partner, Forest Carbon has planted more than nine million trees for corporate partners in more than 150 woodlands.
2024 Notice of Annual Meeting & Proxy Statement  13

02. CORPAY AT A GLANCE
Payment Cards for Alternative Fuels
Some of our fuel cards can be used to pay for alternative energy, which simplifies recharging, reduces the range anxiety of our driver customers, and encourages alternative fuel usage. We have hundreds of thousands of customers globally who maintain and manage fleets. As their current fuel card provider, we believe we are in a unique position to help them make the transition to electric vehicles (EV). Corpay is actively developing EV payment solutions and related services and products.
Electronic Payments
Electronic payments are a fast, simple, convenient, and secure way to pay for goods and services with an added environmental benefit. Besides cutting down on paper, which limits paper-related wastewater and the release of greenhouse gases associated with paper production and transportation, Corpay’s card solutions lower the need for printer ink and reduce contact between a user and cash.
Sustainable Workplace Initiatives
Our workplace initiatives are designed to reduce our impact on the environment and include the following:
Motion sensor-controlled lighting — Can reduce energy lighting consumption by up to 63%
LED lighting — Uses 75% less energy and last 25 times longer than incandescent lighting
Time-controlled air conditioning — Can save up to 10% energy costs per year
Video & telephone conferencing to reduce meeting-related travel
Printing defaulted to double-sided
Recycling
Reusable cups and water bottles
Proper disposal of hazardous waste, such as ink cartridges, batteries, and light bulbs
DocuSign/e-Docs to limit paper usage
Energy Compliance
We continue to make efforts to ensure environmental sustainability. For example, in the U.K., we are registered with the Energy Savings Opportunity Scheme (ESOS), which assesses energy use and energy efficiency opportunities with respect to facilities and transportation. Also, we comply with the Streamlined Energy and Carbon Reporting (SECR) regulations concerning energy consumption and carbon emissions. The SECR reporting framework is intended to encourage the implementation of energy efficiency measures, with both economic and environmental benefits.
14  2024 Notice of Annual Meeting & Proxy Statement

02. CORPAY AT A GLANCE
Energy-Efficient Data Storage and Cloud Computing
Energy consumption and usage within data centers is an important component of the day-to-day operations of our business. Corpay currently outsources the majority of our data center management to third-party vendors in different geographic regions and complies with all applicable regulatory requirements. As a global leader in the payments industry, our primary opportunities for reducing direct environmental impact are the efforts we make to operate our data centers and office buildings around the world efficiently and responsibly. Corpay’s IT infrastructure sustainability promotes environmental conservation and market innovation through three primary pillars:
Datacenter initiatives — consolidate and streamline data center footprints
Cloud computing — transform to virtual environments
Shared environmental commitment with vendors — leverage spend to align green commitments
2024 Notice of Annual Meeting & Proxy Statement  15

03. CORPORATE GOVERNANCE AND BOARD MATTERS
Our Board of Directors
Our Board currently consists of eleven highly accomplished and engaged members. Except for our CEO, all of our directors are independent under the NYSE rules. The average tenure of our director nominees since the Company’s initial public offering is nine years, and the average age of our director nominees is 65. We continually focus on Board composition to ensure an appropriate mix of tenure and expertise that provides fresh perspectives and significant industry, functional, and subject matter experience.
The complexity of our global business requires oversight by experienced, informed individuals that understand the industry and challenges, and our Company on a deep level. Our directors’ diverse backgrounds contribute to an effective and well-balanced Board that is able to provide valuable insight to, and effective oversight to, our senior management team.
DIRECTOR EXPERIENCE
Payments, financial services and fintech	10 of 11
Informed about industry
Finance & accounting	8 of 11
Understands the financial complexities of our business
Accomplished operating executives	6 of 11
Have successfully led companies, functions, or entire enterprises
Technology & innovation	10 of 11
Equipped to respond to rapidly changing technology
Cyber & information security	7 of 11
Committed to maintaining customers’ trust
Global business	9 of 11
Able to navigate the global opportunities of our business
Business development & strategy	10 of 11
Able to assess our portfolio and mergers and acquisitions
Other public company leadership or board service	9 of 11
Experienced in large-scale strategy and operations

16  2024 Notice of Annual Meeting & Proxy Statement

03. CORPORATE GOVERNANCE AND BOARD MATTERS
Director Nominees
The nomination and governance committee evaluates the Board’s composition at least annually to determine whether directors’ backgrounds and experiences align with our long-term needs. The committee also takes into consideration the results of the Board’s self-evaluation. Based on its review, the committee determines whether Board refreshment is needed. Then the committee searches for potential candidates, utilizing a variety of sources to help identify nominees who would be valuable assets to our Board. To meet the needs of our Board, the committee seeks to identify candidates possessing the desired qualities, skills and background.
In February and March 2023, the Board was considering feedback it received in light of its continued shareholder engagement, including shareholder views expressed to us on our strategy, performance and Board composition. In March 2023, the Company, following an extensive and deliberative engagement process, entered into a Cooperation Agreement (the “Cooperation Agreement”) with D.E. Shaw Oculus Portfolios, L.L.C. and D.E. Shaw Valence Portfolios, L.L.C. (collectively, “D.E. Shaw”). Under the terms of the Cooperation Agreement, among other things, we appointed Rahul Gupta and Gerald Throop to the Board. The appointment of Mr. Gupta and Mr. Throop advances the Company’s Board refreshment process, which is intended to deepen the Board’s skill set in financial oversight. These new appointments followed the January 2023 appointment of Annabelle Bexiga, a seasoned technology executive.
The Board has selected Messrs. Clarke, Farrelly, Gupta, Hagerty, Jones, Macchia, Sloan, Stull and Throop and Mses. Bexiga and Moddelmog as nominees for election to the Board for one-year terms, to be voted upon at the annual meeting by shareholders. If elected, each director nominee will hold office until the next annual meeting and until his or her successor is elected and qualified, or until their earlier resignation, removal or other termination of service.
Age: 62 Director Since: 2023	Annabelle Bexiga

Featured experience, qualifications and attributes: Prior Chief Information Officer positions at AIG (NYSE: AIG), a multinational finance and insurance corporation, from 2015 to 2017, TIAA, a Fortune 100 financial services organization, from 2010 to 2015, Bain Capital, and JP Morgan Chase
Other board experience (current): StoneX Group Inc. and Quantexa Ltd.
Provides: Substantial expertise in technology and cybersecurity

2024 Notice of Annual Meeting & Proxy Statement  17

03. CORPORATE GOVERNANCE AND BOARD MATTERS
Age: 68 Director Since: 2000	Ronald F. Clarke

Featured experience, qualifications and attributes: Company CEO since August 2000; prior President & COO of AHL Services, Inc. a staffing firm; Chief Marketing Officer and Division President of Automatic Data Processing, human resources and payroll services company; Principal with Booz Allen Hamilton, a global management firm; Marketing Manager of General Electric Company
Other board experience (current): Dayforce, Inc. (NYSE: DAY)
Provides: Deep knowledge of our Company and industry through his service as our Chief Executive Officer

Age: 80 Director Since: 2014	Joseph W. Farrelly

Featured experience, qualifications and attributes: Senior Vice President, Chief Information Officer of Interpublic Group of Companies, Inc. (NYSE:IPG), a global provider of advertising and marketing services, from 2006 through March 2015; prior Executive Vice President and Chief Information Officer at Aventis, Vivendi Universal, Joseph E. Seagrams and Nabisco
Other board experience (prior): Helium, GridApps and Aperture Technologies, Inc., all of which were acquired by larger companies in their respective industries, and NetNumber Inc.
Provides: Substantial experience and knowledge regarding information technology and security; experience in advertising and marketing

Age: 64 Director Since: 2023	Rahul Gupta

Featured experience, qualifications and attributes: Prior executive positions as CEO of RevSpring, a healthcare billing and payments company from 2017 to 2019; as Group President for Fiserv (NASDAQ: FISV) from 2006 to 2017 and as President for eFunds (NYSE: EFD) from 2002 to 2006. In addition, Mr. Gupta has launched several startup companies in the payments and marketing spaces, built technology businesses for Fidelity Investments, and served numerous consulting clients for PricewaterhouseCoopers (PwC)
Other board experience (current): Mitek (NASDAQ: MITK), SavvyMoney, Amount. Inc., Exact Payments and Capital Good Fund
Other board experience (prior): Cardtronics plc (formerly NASDAQ: CATM) from 2020 to 2021; Paylease, LLC from 2019 to 2021 and Ncontracts from 2018 to 2020
Provides: Over 37 years of experience in the financial services and payments industries and significant experience in fintech venture and private equity

18  2024 Notice of Annual Meeting & Proxy Statement

03. CORPORATE GOVERNANCE AND BOARD MATTERS
Age: 61 Director Since: 2014	Thomas M. Hagerty

Featured experience, qualifications and attributes: Managing Director of Thomas H. Lee Partners, L.P., a leading private equity firm, since 1994
Other board experience (current): Dayforce, Inc. (NYSE: DAY), Fidelity National Financial, Inc. (NYSE: FNF), and Dun & Bradstreet Holdings, Inc. (NYSE:DNB)
Provides: Managerial and strategic expertise developed by working with and enhancing value at large, growth-oriented companies; expertise in corporate finance; substantial public company board experience

Age: 52 Director Since: 2020	Archie L. Jones, Jr.

Featured experience, qualifications and attributes: Managing Director of Six Pillars Partners, a private equity firm investing in high-growth companies, and a Professor at Harvard Business School; prior executive positions at private equity, public and private companies including NOWaccount Network Corporation, IBM, Kenexa (NYSE: KNXA) and Parthenon Capital; Certified Public Accountant and graduate of Morehouse College and Harvard Business School
Other board experience (current): Project Evident
Provides: Deep investment and mergers and acquisitions expertise in the financial institutions industry

Age: 72 Director Since: 2010	Richard Macchia

Featured experience, qualifications and attributes: Chief Financial Officer and Senior Vice President of Administration for Internet Security Systems, Inc., an information security provider, from 1997 through October 2006, when it was acquired by International Business Machines Corporation; senior executive roles, including as principal financial officer and accounting officer, with several public companies, including with MicroBilt Corporation, a financial information services company, and First Financial Management Corporation, a company providing credit card authorization, processing and settlement services and other enterprise solutions; Partner in the audit and assurance practice of KPMG
Provides: Over 20 years of experience in the financial and information services industry and significant audit and accounting background

2024 Notice of Annual Meeting & Proxy Statement  19

03. CORPORATE GOVERNANCE AND BOARD MATTERS
Age: 68 Director Since: 2017	Hala G. Moddelmog

Featured experience, qualifications and attributes: President & CEO of the Woodruff Arts Center, which enriches the lives of more than 800,000 patrons annually, including more than 170,000 students and teachers, making the Woodruff Arts Center the largest arts educator in the state of Georgia; prior President & CEO of the Metro Atlanta Chamber of Commerce; prior President of Arby’s Restaurant Group, Inc., a division of Wendy’s/Arby’s Group, Inc. (NYSE: WEN); prior President & CEO of Susan G. Komen for the Cure, the world’s largest breast cancer organization; CEO of Catalytic Ventures, LLC, a business that evaluated investment opportunities in foodservice, franchising and multi-unit retail; and prior President of Church’s Chicken
Other board experience (current): Lamb Weston Holdings, Inc. (NYSE: LW)
Other board experience (prior): Amerigroup Corporation (NYSE: AGP) from 2009 to 2012; AMN Healthcare Services, Inc. (NYSE: AHS) from 2008 to 2010 and a number of non-profit boards of directors
Provides: Over 20 years leading and enhancing value at high-growth companies including through M&A; expertise in marketing; experience as an executive of large public companies; community ties and extensive board experience

Age: 56 Director Since: 2013	Jeffrey S. Sloan

Featured experience, qualifications and attributes: former CEO of Global Payments Inc, a leading international payments technology company, from 2013 through 2023; prior executive positions with Goldman, Sachs & Co., including as partner and worldwide head of its financial technology group
Other board experience (recent): Metro Atlanta Chamber of Commerce, Executive Committee; Atlanta Committee for Progress
Provides: Over 30 years of experience in the financial services, financial technology and payments industries; extensive experience in private equity and venture capital investing; and financial acumen and experience as a public company executive for over 14 years

Lead Independent Director Age: 65 Director Since: 2000	Steven T. Stull

Featured experience, qualifications and attributes: CEO and Co-Founder of Advantage Capital Partners, a private equity firm, overseeing investments in the technology, financial and information services industries, since 1992; prior Investment executive with a large insurance company; Chief Financial Officer of an information services company and other career experience in financial institutions
Provides: Deep experience in investments and the financial services business

20  2024 Notice of Annual Meeting & Proxy Statement

03. CORPORATE GOVERNANCE AND BOARD MATTERS
Age: 66 Director Since: 2023	Gerald Throop

Featured experience and qualifications: former Head of Global Equities at the National Bank of Canada; prior Head of Canadian Equities at Merrill Lynch; previously CFO for two Canadian public telecommunications companies; Throop earned his Canadian CPA while serving with a predecessor of KPMG
Other board experience (current): Lead Independent Director for Dayforce, Inc. (NYSE: DAY)
Provides: Over 30 years of experience in the financial and banking industry and significant audit and accounting background

Evaluation and Evolution of Our Board
As part of our focus on shareholder value, we regularly evaluate the performance of our Board and its committees and engage in self-evaluation process. We also evaluate the mix of experience, expertise and tenure of our individual directors. Our corporate governance guidelines reflect this approach. We believe our directors’ diverse backgrounds help us to make the most of opportunities and to effectively manage risk. We believe that our efforts have and will continue to result in a board and management focused on delivering exceptional value to our shareholders.
Board Meetings and Committees
The Board held five meetings in 2023. Information regarding the number of meetings held by the Board's five standing committees in 2023 is set forth below. Each director attended at least 75% of all Board and applicable committee meetings held during the year (or held during the portion of the year for which they served). Our independent directors meet regularly in executive session at each scheduled in-person Board meeting. These sessions are led by the lead independent director who reports the results of the independent sessions to the CEO and, if appropriate to other members of senior management.
Through 2023, our Board had six standing committees: an audit committee; a compensation committee; a nominating and corporate governance committee (referred to as our governance committee); an executive and acquisitions committee; and an information technology and security committee. The table on the next page provides current membership for each of the Board committees.
Each committee meets at least quarterly, except the executive and acquisitions and governance committees, which meet as needed. Our Board has adopted charters for the committees, which are available on our website at https://investor.corpay.com.
2024 Notice of Annual Meeting & Proxy Statement  21

03. CORPORATE GOVERNANCE AND BOARD MATTERS
Board Committee Membership
	Audit	Compensation	Nomination & Governance	Executive & Acquisitions	Information Technology & Security
Annabelle Bexiga	—	C	—	—	M
Ronald F. Clarke	—	—	—	C	—
Joseph W. Farrelly	—	M	—	—	C
Rahul Gupta	—	—	M	—	—
Thomas M. Hagerty	—	M	—	M	—
Archie L. Jones, Jr.	M	—	M	M	—
Richard Macchia	C, F	—	—	—	M
Hala G. Moddelmog	—	M	C	—	—
Jeffrey S. Sloan	—	—	—	M	M
Steven T. Stull	—	M	M	—	—
Gerald Throop	M, F	—	—	—	—
C = Chair	M = Member	F = Financial Expert
Audit Committee
The audit committee currently consists of Messrs. Jones, Macchia and Throop and is chaired by Mr. Macchia. The audit committee held six meetings in 2023. The Board determined that each member of the audit committee is independent under the NYSE rules and Rule 10A-3 of the Exchange Act, and has determined that Mr. Macchia and Mr. Throop qualify as “audit committee financial experts” under SEC rules.
The audit committee’s primary responsibilities include:
appointing and overseeing independence of and all other aspects of our relationship with our independent registered accountants reviewing and monitoring our accounting principles and policies, and our financial and accounting controls and compliance with regulatory requirements overseeing the financial reporting process and reviewing our interim and annual financial statements establishing procedures for the confidential, anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters approving all audit and permissible non-audit services to be performed by our independent accountants reviewing and approving related-party transactions
Compensation Committee
The compensation committee currently consists of Messrs. Farrelly, Hagerty and Stull and Mses. Bexiga and Moddelmog and is chaired by Ms. Bexiga. The compensation committee held six meetings in 2023. The Board has determined that each compensation committee member is independent under the NYSE rules for compensation committee members.
The compensation committee’s primary responsibilities include:
annually reviewing and approving the goals, objectives and specific levels of our executive compensation programs reviewing and approving employment, severance and change in control arrangements administering our executive incentive plans
reviewing and approving policies related to executive compensation, including stock ownership guidelines, clawback policy and hedging/pledging policy selecting our independent compensation consultant
The compensation committee may from time to time delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee.
22  2024 Notice of Annual Meeting & Proxy Statement

03. CORPORATE GOVERNANCE AND BOARD MATTERS
See “Compensation Discussion and Analysis” for a description of the processes and procedures of the compensation committee, the committee’s role, and the role of our executive officers and the compensation committee’s independent compensation consultant, in determining or recommending the amount or form of compensation for executive officers and directors.
Nomination and Governance Committee
The governance committee currently consists of Messrs. Jones, Gupta and Stull and Ms. Moddelmog and is chaired by Ms. Moddelmog. The governance committee held one meeting in 2023.
The governance committee’s primary responsibilities include:
overseeing succession planning
developing and recommending criteria for selecting new directors evaluating individuals and qualifications to become directors recommending nominees for committees of the Board
assisting the Board with matters concerning corporate governance practices overseeing ESG initiatives and considerations
The governance committee may from time to time delegate all or a portion of its duties and responsibilities to a subcommittee.
Executive and Acquisitions Committee
Our executive and acquisitions committee currently consists of Messrs. Clarke, Hagerty, Jones and Sloan and is chaired by Mr. Clarke. The executive and acquisitions committee held no meetings in 2023, as all acquisitions were discussed with the full Board. The executive and acquisitions committee is responsible for addressing important Company matters, including capital expenditures, investments, acquisitions, dispositions and financing activities, that the Chairman of the Board determines should be addressed before the next scheduled meeting of the Board.
Information Technology and Security Committee
Our information technology and security committee consists of Messrs. Farrelly, Macchia and Sloan and Ms. Bexiga, and is chaired by Mr. Farrelly. The information technology and security committee held four meetings in 2023. The information technology and security committee is responsible for providing oversight and leadership for our information technology security and cybersecurity, planning processes, policies and objectives. In furtherance of this role, the primary purpose of the committee is to review, assess and make recommendations regarding the long-term strategy for global information security and the evolution of our technology in a competitive environment.
To accomplish this purpose, the information technology and security committee has five primary responsibilities:
understanding the security controls and assessments conducted on our major payment platforms and comparing same to industry best practices evaluating strategies to protect our intellectual property
assessing opportunities to update our processing platform strategies to ensure the long term effective and efficient use of our resources reviewing progress on significant IT security and cybersecurity projects and evaluating effectiveness of projects overseeing our disaster recovery and business continuity plans
Risk Oversight
Our Board, together with its committees, is responsible for overseeing our risk management. The chair of each committee reports to the full Board the significant risks facing the Company, as identified by management, and the measures undertaken by management for controlling and mitigating those risks.

The audit committee is responsible for reviewing and approving the annual internal audit plan, our major financial and compliance risk exposures, steps taken to monitor and control such exposures, risk management and risk assessment policies, significant findings and recommendations and management’s responses. In addition, our internal audit function routinely performs audits on various aspects of operational risks and reports the results quarterly.

The compensation committee considers risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally.

The nomination and governance committee is responsible for succession planning, governance structure and processes, ESG initiatives and considerations, legal and policy matters with potential significant reputational impact and shareholder concerns.

The information technology and security committee focuses on risks associated with information technology
2024 Notice of Annual Meeting & Proxy Statement  23

03. CORPORATE GOVERNANCE AND BOARD MATTERS
and security, such as cybersecurity, security controls, technology initiatives and intellectual property protection. The information technology and security committee conducts reviews at least quarterly to oversee the efficacy of cybersecurity risk initiatives and related controls, policies, procedures, training, preparedness and governance structure. The Board and the information technology and security committee directed the formation of a cross-functional cybersecurity council at the Company, and receive regular cybersecurity reports from the global CIO, the corporate CIO and the chief information security officer, among others.
Our Board, with input from the various committees and senior management, regularly engages in discussing the most significant risks and how the risks are being managed. Our management team is responsible for identifying and working with the Board to manage business risk and design a risk framework, including setting boundaries and monitoring risk appetite. We believe that our leadership structure, as described above, supports the risk oversight function of the Board.
Director Independence
Our corporate governance guidelines provide that a majority of our directors will be independent. Our Board has adopted director independence guidelines to assist in determining each director’s independence. These guidelines are included in our corporate governance guidelines available on our website at https://investor.corpay.com. The guidelines exceed the independence requirements of the NYSE. Under the director independence guidelines and NYSE rules, the Board must annually review each director’s independence and affirmatively determine a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
The Board has analyzed the independence of each director and determined that, except for our CEO, they each meet the standards of independence under our director independence standards, and applicable NYSE listing rules, including that each member is free of any relationship that would interfere with their individual exercise of independent judgment.
2023 Director Compensation
The non-employee members of our Board receive compensation for serving as directors. Our Board believes equity-based awards are appropriate forms of compensation for our directors because the value of the grants increases as the value of our stock price increases, aligning the interests of these directors with those of our shareholders.
Annual grants for director service for 2023 generally had a target value at grant of approximately $300,000. The amount of these grants was determined based on our Board’s general experience with market levels of director compensation. In addition, the Board approved a cash payment in the amount of $75,000 for each independent committee Chair serving in such capacity in January 2023 (Messrs. Farrelly, Hagerty, Macchia and Stull and Ms. Moddelmog). The decision to provide cash compensation is reviewed on an annual basis. All members of our Board are reimbursed for actual expenses incurred in connection with attendance at Board meetings. Mr. Clarke does not receive any compensation for service on our Board.
Ms. Bexiga, Mr. Gupta and Mr. Throop each received a new Board member grant of restricted stock when they joined the Board. Each such grant had a target value equal to a pro-rata portion of $300,000 (the value of the regular annual grant), plus an additional value of approximately $200,000 in recognition of their commencement of Board service. These grants generally vest at the same time as regular annual grants. For 2023, each of our directors had the ability to elect to receive a grant of restricted stock or stock options for his or her annual equity compensation award. Mr. Stull opted for his equity compensation award to be in the form of stock options, and each of the remaining non-employee directors opted for an equity compensation award in the form of restricted stock.
Our corporate governance guidelines set forth an expectation that all non-employee directors will hold at least a specified dollar amount of common shares or equity interests within five years of becoming a director. In 2019, our Board increased the stock ownership guideline from $150,000 to $1,250,000. Based on the closing stock price on December 29, 2023, six of our current non-employee directors are in compliance with this guideline and we expect that our four newest directors will meet the guideline within five years, as required by our corporate governance guidelines.

24  2024 Notice of Annual Meeting & Proxy Statement

03. CORPORATE GOVERNANCE AND BOARD MATTERS
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(6)	Option Awards ($)(7)	Total ($)
Annabelle Bexiga(1)	—	$500,023	—	$500,023
Michael Buckman(2)	—	$300,014	—	$300,014
Joseph W. Farrelly	$75,000	$300,014	—	$375,014
Rahul Gupta(3)	—	$450,016	—	$450,016
Thomas M. Hagerty	$75,000	$300,014	—	$375,014
Mark A. Johnson(4)	—	—	—	—
Archie L. Jones, Jr.	—	$300,014	—	$300,014
Richard Macchia	$75,000	$300,014	—	$375,014
Hala G. Moddelmog	$75,000	$300,014	—	$375,014
Jeffrey S. Sloan	—	$300,014	—	$300,014
Steven T. Stull	$75,000	—	$300,006	$375,006
Gerald C. Throop(5)	—	$350,007	—	$350,007
(1) Ms. Bexiga was appointed to the Board on January 27, 2023.
(2) Mr. Buckman retired from Board effective July 28, 2023.
(3) Mr. Gupta was appointed to the Board on March 15, 2023.
(4) Mr. Johnson retired from Board effective January 27, 2023.
(5) Mr. Throop was appointed to the Board on July 28, 2023.
(6) Consisted of shares of restricted stock, which vested on January 23, 2024. The value for stock awards in this column represents the grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. On December 31, 2023, each non-employee director other than Ms. Bexiga, Mr. Gupta, Mr. Johnson, Mr. Throop and Mr. Stull had 1,497 shares of restricted stock outstanding. On December 31, 2023, Ms. Bexiga had 2,495 shares of restricted stock outstanding, Mr. Gupta had 2,081 shares of restricted stock outstanding, Mr. Throop had 1,416 shares of restricted stock outstanding, and Mr. Stull and Mr. Johnson had no shares of restricted stock outstanding.
(7) Consisted of a grant of nonqualified stock options, which will generally vest on January 23, 2024. The value for the stock options in this column represents the grant date fair value computed in accordance with FASB ASC Topic 718. On December 31, 2023, Mr. Stull had 9,449 stock options outstanding, and none of the other non-employee directors held any stock options.
Director Qualifications
The qualifications for directors are described in our corporate governance guidelines, which is available on our website.
The Board does not currently apply any minimum qualifications or require that a director have specified qualities or skills in order to be considered for a position as a director. The Board recognizes the value of diversity among its members and the impact it can have on the performance of the Board. In addition to a director’s professional experience that will benefit our business, we seek to have a Board which represents diversity in professional experiences, viewpoints, gender, age, race, ethnicity, sexual orientation, nationality and cultural background.
Our corporate governance guidelines provide that no director should serve on more than four other public company boards, unless the governance committee determines otherwise.
Directors are expected to advise the Chairman of the Board and the governance committee Chair in advance of accepting an invitation to serve on another public company board.
The Board has not limited the number of years for which a person may serve as a director or require a mandatory retirement age, because such limits could deprive us of the valuable contributions made by a director who develops, over time, significant insights into us and our operations.
The re-nomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria stated above. In addition, the committee considers the existing directors’ performance on the Board and any committee.
2024 Notice of Annual Meeting & Proxy Statement  25

03. CORPORATE GOVERNANCE AND BOARD MATTERS
Director Nomination Process
Selection of Director Nominees: Our governance committee is responsible for evaluating candidates for election or appointment to our Board based on the criteria discussed above. The governance committee considers candidates identified by it, other directors, executive officers and shareholders, and, if desired, a third-party search firm. The committee selects nominees to recommend to the Board, which considers and makes the final selection of director nominees and directors to serve on its committees.
In addition, as outlined above, pursuant to the terms of the Cooperation Agreement, in March 2023 we agreed to nominate Mr. Gupta and in August 2023 we agreed to nominate Mr. Throop.
Shareholder Recommendations of Nominees:
The governance committee of the Board considers recommendations for candidates for nomination to the Board by shareholders. The governance committee will consider and evaluate candidates recommended by shareholders in the same manner as candidates recommended from other sources. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election, then that nominee will be named in the proxy statement for the next annual meeting.
Shareholder recommendations must be addressed to:
Corpay, Inc.
Attention: Corporate Secretary
DIRECTOR CANDIDATE RECOMMENDATION
3280 Peachtree Road, Suite 2400
Atlanta, Georgia 30305
Proxy Access Nominations: Our Bylaws establish procedures for nominations by eligible shareholders of candidates for election as directors at an annual meeting and to have those nominees included in our proxy materials. To be timely for consideration at our 2025 annual meeting, a shareholder’s proxy access notice to the corporate secretary regarding a proxy access director nomination must be received no earlier than November 27, 2024, and no later than December 27, 2024. However, in the event that the 2025 annual meeting is called for a date that is not within thirty days of June 6, 2025, notice by the shareholder must be received by no later than the tenth day following the date of the public announcement.
Shareholder proxy access nominations must be addressed to:
Corpay, Inc.
Attention: Corporate Secretary
PROXY ACCESS DIRECTOR NOMINEE
3280 Peachtree Road, Suite 2400
Atlanta, Georgia 30305
Contacting the Board: Shareholders and other interested parties can contact the Board as a group or the non-management directors as a group as follows:
For the Board as a whole: CorpayBoard@corpay.com
For the non-management directors:
CorpayNonManagementDirectors@corpay.com
The Corporate Secretary reviews all written and emailed correspondence received from shareholders and other interested parties and forwards such correspondence periodically to the directors if and as appropriate. Shareholders can submit communications anonymously or by identifying themselves.
Governance Policies
Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Corporate Governance section of our website, at https:// investor.corpay.com. In accordance with NYSE rules, we may also make disclosure of the following on our website:
the method for interested parties to communicate directly with the presiding director or with the independent directors as a group the identity of any member of our audit committee who also serves on the audit committees of more than three public companies and a determination by our Board that such simultaneous service will not impair the ability of such member to effectively serve on our audit committee contributions by us to a tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues

We will provide copies of any of the foregoing information without charge upon written request to:
Corpay, Inc.
Attention: Corporate Secretary
3280 Peachtree Road, Suite 2400
Atlanta, Georgia 30305
26  2024 Notice of Annual Meeting & Proxy Statement

04. INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS, AND MANAGEMENT
The following table sets forth the common shares beneficially owned by our directors, our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers, whom we refer to as our “named executive officers” or NEOS, and all persons known to us to own more than 5% of our outstanding common shares, as of February 17, 2024. Percentages are based on 71,853,599 shares outstanding as of February 17, 2024.
Name and Address(1)	Common Shares Beneficially Owned(2)	Right to Acquire(3)	Total(4)	Percent(4) of Outstanding Shares(5)
The Vanguard Group(6) 100 Vanguard Boulevard Malvern, PA 19355	7,867,186	—	7,867,186	10.95%
Blackrock, Inc.(7) 55 East 52nd Street New York, NY 10055	5,012,282	—	5,012,282	6.98%
Orbis Investments(8) Orbis House, 25 Front Street, Hamilton, Bermuda HM11	4,942,982	—	4,942,982	6.88%
Wellington Management Company LLP(9) 280 Congress Street Boston, MA 02210	4,683,613	—	4,683,613	6.52%
T. Rowe Price Associates, Inc.(10) 100 E. Pratt Street Baltimore, MD 21202	4,219,826	—	4,219,826	5.87%
JPMORGAN CHASE & CO.(11) 383 Madison Avenue New York, NY 10179	3,831,619	—	3,831,619	5.33%
Directors and NEOs:
Ronald F. Clarke(12)	1,980,695	2,125,000	4,105,695	5.6%
Tom Panther(13)	5,193	—	5,193	*
Alissa B. Vickery(14)	3,717	29,994	33,711	*
Alan King(15)	17,711	89,820	107,531	*
Armando L. Netto(16)	31,783	174,308	206,091	*
Annabelle Bexiga(17)	3,061	—	3,061	*
Joseph W. Farrelly(18)	16,730	—	16,730	*
Rahul Gupta(19)	2,528	—	2,528	*
Thomas M. Hagerty(20)	9,519	—	9,519	*
2024 Notice of Annual Meeting & Proxy Statement  27

04. INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS, AND MANAGEMENT
Name and Address(1)	Common Shares Beneficially Owned(2)	Right to Acquire(3)	Total(4)	Percent(4) of Outstanding Shares(5)
Archie L. Jones, Jr.(21)	3,665	—	3,665	*
Richard Macchia(22)	14,943	—	14,943	*
Hala G. Moddelmog(23)	7,335	—	7,335	*
Jeffrey S. Sloan(24)	15,278	—	15,278	*
Steven T. Stull(25)	27,488	9,449	36,937	*
Gerald Throop(26)	676	—	676	*
Directors and executive officers as a group (15 Persons)	2,140,322	2,428,571	4,568,893	6.1%
(1) The business address for each individual listed is 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305.
(2) Unless otherwise noted, includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his or her spouse. This column excludes shares that may be acquired through stock option exercises.
(3) This column includes shares that can be acquired through stock option exercises through April 17, 2024.
(4) This column includes common shares, restricted shares, and shares that can be acquired through stock option exercises through April 17, 2024.
(5) *Less than 1%
(6) This information was reported on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024 on behalf of nine affiliated Vanguard entities.
(7) This information was reported on a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 26, 2024 on behalf of 19 affiliated Blackrock entities.
(8) This information was reported on a Schedule 13G/A filed by Orbis Investment Management Limited (“OIML”); Orbis Investment Management (U.S.), L.P. (“OIMUS”) and Allan Gray Australia Pty Limited (“AGAPL”), with the SEC on February 14, 2024, on behalf of 3 affiliated Orbis entities.
(9) This information was reported on a Schedule 13G/A filed by Wellington Management Group LLP with the SEC on February 14, 2024 on behalf of four affiliated Wellington entities.
(10) This information was reported on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2024.
(11) This information was reported on a Schedule 13G filed by JP Morgan Chase & Co. with the SEC on January 8, 2024 on behalf of nine affiliated JP Morgan entities.
(12) Includes 1,973,950 common shares, 6,745 restricted shares subject to vesting requirements, as to which the individual currently has voting but not dispositive power, all of which vest within 60 days, and vested options to purchase 2,125,000 shares.
(13) Includes 1,860 common shares, 3,333 restricted shares subject to vesting requirements, as to which the individual currently has voting but not dispositive power, of which 870 restricted shares vest within 60 days.
(14) Includes 1,462 common shares, 2,255 restricted shares subject to vesting requirements, as to which the individual currently has voting but not dispositive power, of which 1,156 vest within 60 days, 28,888 vested options to purchase 28,888 shares, and 1,106 options vesting within 60 days.
(15) Includes 13,053 common shares, 4,658 restricted shares subject to vesting requirements, as to which the individual currently has voting but not dispositive power, of which 1,265 vest within 60 days, vested options to purchase 84,598 shares and 5,222 options vesting within 60 days.
(16) Includes 30,421 common shares, vested options to purchase 168,042 shares, 1,362 restricted shares vesting within 60 days and 6,266 options vesting within 60 days.
(17) Includes 1,959 common shares and 1,102 restricted shares subject to vesting requirements, as to which the individual currently has voting but not dispositive power.
(18) Includes 15,628 common shares and 1,102 restricted shares subject to vesting requirements, as to which the individual currently has voting but not dispositive power.
(19) Includes 1,426 common shares and 1,102 restricted shares subject to vesting requirements, as to which the individual currently has voting but not dispositive power.
(20) Includes 8,417 common shares and 1,102 restricted shares subject to vesting requirements, as to which the individual currently has voting but not dispositive power.
(21) Includes 2,563 common shares and 1,102 restricted shares subject to vesting requirements, as to which the individual currently has voting but not dispositive power.
(22) Includes 13,841 common shares and 1,102 restricted shares subject to vesting requirements, as to which the individual currently has voting but not dispositive power.
(23) Includes 6,233 common shares and 1,102 restricted shares subject to vesting requirements, as to which the individual currently has voting but not dispositive power.
(24) Includes 14,176 common shares and 1,102 restricted shares subject to vesting requirements, as to which the individual currently has voting but not dispositive power.
(25) Represents 6,247 common shares held by Advantage Capital Financial Company, LLC (“Advantage Capital”) and related entities, 20,139 common shares held by Mr. Stull, 1,102 restricted shares subject to vesting requirements, as to which the individual currently has voting but not dispositive power, and vested options to purchase 9,449 shares. Mr. Stull has shared voting power with respect to the shares held by Advantage Capital and as a result may be deemed to beneficially own such shares. Mr. Stull disclaims ownership of the shares held by the Advantage Capital entities except to the extent of his pecuniary interest in them. Advantage Capital is a private equity firm.
(26) Includes 676 common shares. As Mr. Throop is Canadian, he is granted restricted stock units. Mr. Throop has received 1,102 incremental restricted units subject to vesting requirements, as to which he does not have voting rights or dispositive power.
28  2024 Notice of Annual Meeting & Proxy Statement

05. COMPENSATION DISCUSSION AND ANALYSIS
Our compensation policies and programs, the material compensation decisions we have made under those policies and programs, and the material factors that we have considered in making those decisions are described in this section. Following this section is a series of tables containing specific information about the compensation earned or paid in 2023 to the individuals we refer to as our “named executive officers” or “NEOs” for purposes of this proxy statement, who are our Chief Executive Officer (“CEO”), each individual who served as our Chief Financial Officer (“CFO”) during 2023, and certain other highly paid executive officers, in accordance with SEC rules. The discussion below is intended to explain the detailed information provided in the executive compensation tables and to put that information into context within our overall compensation program.
Our NEOs for 2023 were:
Name	Position
Ronald F. Clarke	Chief Executive Officer and Chairman of the Board
Tom Panther	Chief Financial Officer(1)
Alissa B. Vickery	Chief Accounting Officer and Former Interim Chief Financial Officer(2)
Armando L. Netto	Group President, Vehicle Payments in Brazil and North America(3)
Alan King	Group President, Vehicle Payments in Europe and Australia(3)
(1) Mr. Panther started his position as Chief Financial Officer effective May 2, 2023.
(2) Ms. Vickery served as Chief Accounting Officer and Interim Chief Financial Officer until May 2, 2023, at which point she continued in her role as Chief Accounting Officer.
(3) Corpay created three segments, including Vehicle Payments, and appointed Messrs. Netto and King to lead Vehicle Payments.
Leadership Transitions in 2023
On March 28, 2023, we announced the appointment of Tom Panther as our Chief Financial Officer effective May 2, 2023. Ms. Vickery, our Chief Accounting Officer, served as our interim Chief Financial Officer from October 3, 2022 through May 2, 2023. In connection with his appointment, the compensation committee determined that Mr. Panther’s compensation package would include an annual base salary of $400,000 and a target annual incentive award equal to 75% of his base salary. In addition, Mr. Panther received certain equity compensation awards upon his hire, which awards are described below.
We determined Ms. Vickery’s compensation for 2023 with the expectation that we would hire a permanent Chief Financial Officer. Therefore, certain elements of her 2023 compensation differ in design and magnitude from the compensation of our other NEOs.
2024 Notice of Annual Meeting & Proxy Statement  29

05. COMPENSATION DISCUSSION AND ANALYSIS
Navigating the Opportunities of 2023
Corpay is a leading global payments company that helps businesses spend less by enabling them to better manage their expense-related purchasing and vendor payments processes. Corpay’s smarter payment and spend management solutions are delivered in a variety of ways depending on the needs of the customer. From physical payment cards to software that includes customizable controls and robust payment capabilities, we provide businesses with a Better Way to Pay.
Our unique positioning and focus on performance drove our results in 2023. We realized impressive performance:
Record highs of revenue of $3.8 billion, up 10%, and Adjusted EPS of $16.92, up 5%*
Organic revenue growth for 2023 was up 10%, the 3rd consecutive year of at least 10% growth*
2023 sales were up 20%*
$1.6 billion of capital deployed for acquisitions, stock buybacks and debt paydown
*as compared to prior year
We meaningfully improved our positioning in 2023, extending both the product set and customer segments in each of our major businesses. These efforts increase our target sales audience, which positions us to continue our historically consistent organic and non-organic growth, and potentially supports even higher growth due to a larger addressable market. Some highlights from 2023 include:
In Vehicle Payments, we purchased a global parking company as we build out our new consumer vehicle opportunity
In Corporate Payments, we launched a new all-in-one payments platform and further scaled our cross-border footprint globally
In Lodging Payments, we introduced a new employee friendly solution
We are focused on the future, as we continue to capture and drive scale in our corporate payments business, while looking for both organic and inorganic opportunities to supplement our current growth. Today, Corporate Payments segment revenue represents more than 25% of the Company and is growing approximately 20% annually. It is our fastest growing business, and we expect to capture much more business as the transition to newer, improved AP Automation processes gains steam.
Responsiveness to 2023 Say-On-Pay Vote
Our say-on-pay proposal at our 2023 annual meeting of shareholders received greater than 60% approval. As we continue to seek improved feedback from our shareholders, we increased our shareholder outreach efforts throughout 2023. Our engagement process invited discussion with representatives of our executive team and the Board, including our compensation committee Chair. Feedback received was shared regularly with the Board, including the compensation committee, for review and discussion in anticipation of establishing 2024 compensation.
Importantly, the changes to our 2023 compensation practices reflect shareholder feedback received from our 2022 say-on-pay process, some of which was similar to input provided by shareholders from our 2023 say-on-pay process. As such, our remediation efforts in response to the pay program issues raised by shareholders in both 2023 and 2024 are reflected in the table below.
Scope of Our Outreach: Since we mailed our Proxy Statement for the 2023 annual meeting, we contacted our 10 largest shareholders (excluding our CEO), and select others from the next 15 largest shareholders who voted against say-on-pay and/or against certain directors at the 2023 annual meeting. These shareholders held approximately 64.3% of our common shares (as of December 31, 2023). Of those we attempted to engage, 50% of those shares accepted our invitation and attended video or telephonic meetings. A majority of these meetings were attended by the Chair of the compensation committee, and remaining meetings were attended by the Lead Independent Director, Chair of the nomination and governance committee, or Chair of the information technology and security committee. These meetings occurred periodically in 2023. During the meetings, we requested specific feedback on our 2023 say-on-pay vote and any issues shareholders had with our compensation program or our governance practices, and solicited their thoughts on how we might address these issues.

30  2024 Notice of Annual Meeting & Proxy Statement

05. COMPENSATION DISCUSSION AND ANALYSIS
Based on our outreach efforts and our review of the recommendations of proxy advisory firms, the table below summarizes what we heard and how we responded in 2023 and 2024.
What we heard	What we have done in response
Interest in the direction of CEO compensation, including metrics used for CEO’s incentive-based compensation
CEO Pay Level: CEO pay for 2023 was lower than CEO pay for 2022, which in turn, was substantially lower than CEO pay in 2021.

Annual Incentive Performance Metrics: Other than in the case of Ms. Vickery (who returned to her former role in early 2023), the great majority of the cash portion of all NEOs’ (including the CEO) targeted annual incentive opportunities were contingent upon the achievement of pre-established financial goals.

LTI Performance Linkages: Our CEO did not receive any long-term incentive awards in 2023. Other than in the case of Mr. Netto, the 2023 long-term incentive awards to all of our other NEOs were comprised at least 50% of performance-based long-term incentives (Performance Shares and Performance-Based RSUs). These performance-based long-term incentives were 100% contingent on the achievement of pre-established earnings per share and revenue goals. 48% of Mr. Netto’s 2023 long-term incentive target grant value was comprised of these performance-based awards.

CEO compensation structure should help ensure long-term retention	For 2024, we have provided the CEO with long-term incentive awards that have multi-year vesting schedules.
The majority of NEO compensation should be performance-based
For 2024, we ensured more than 50% of all NEO long-term compensation in the aggregate is performance-based. As noted above, the majority of most NEOs’ long-term incentive grant value in 2023 was similarly tied to the achievement of performance objectives.

Long-term compensation should have longer measurement periods	For 2024, a portion of long-term compensation has a measurement period of three years.
Compensation structures should align with value creation
Our long-term incentives are granted 100% in the form of equity-based awards that are settled in the form of shares. In addition, a portion of our NEOs’ targeted annual incentive opportunities are tied to the achievement of preestablished financial metrics that directly contribute to longer-term shareholder value creation. Demonstrating our commitment to aligning NEOs’ incentive earnings with shareholder value creation, in 2023, despite strong annual incentive program formulaic results, the compensation committee used negative discretion to reduce cash payouts under the annual incentive to $0 considering the totality of 2023 performance.

Compensation for NEOs should have a total shareholder return component
We continue to believe the performance metrics we have chosen under our annual incentive and long-term incentive arrangements are directly aligned with the creation of shareholder value, and are therefore the most appropriate metrics in the near-term. We have considered the use of relative total shareholder return (“TSR”), but have found that that there are too few companies in our direct operating space that present the opportunity for reliable and statistically relevant comparisons of TSR over a three-year period. We intend to continue to review the possibility of adding relative TSR as a metric in coming years, and are receptive to doing so in the event that reliable comparisons are available.

Disclosure should provide context for why the Company selects particular performance metrics for incentive-based compensation
In direct response to shareholder input, we have substantially enhanced our disclosure of our incentive metrics in this year’s Proxy Statement. As noted throughout this Proxy Statement, a portion of our NEOs’ annual incentives and long-term incentives are tied to the achievement of the financial and operating metrics that best align with shareholder value creation.

2024 Notice of Annual Meeting & Proxy Statement  31

05. COMPENSATION DISCUSSION AND ANALYSIS
2019-2023 CEO Equity Compensation
During the five-year period of 2019-2023, our CEO, Mr. Clarke has been granted two long-term equity compensation awards, which provided Mr. Clarke's entire long-term incentive opportunity covering the grant years of 2019 through 2023. This aggregate grant value was calibrated to offer a competitive overall long-term award opportunity for these five years, generally commensurate with peer practices. Those two grants consisted of:
In 2019, 25,000 performance shares with a grant date fair value of $9,473,750; and
In 2021, 850,000 performance-based stock options with stock price hurdles of $350 and $400, with a grant date fair value of $55,556,000.
Mr. Clarke received no long-term equity grants in 2020, 2022 or 2023.
As of April 11, 2024, Mr. Clarke has realized $0 in compensation from his 2019 and 2021 long-term equity awards (see table below):
The 25,000 performance shares from 2019 have been forfeited; and
Neither stock price hurdle has been met for the award of 850,000 performance stock options from 2021, so no portion of the award has vested.
Meanwhile, the profit performance of the Company since 2019 has increased from $11.79 Adjusted EPS to $16.92 Adjusted EPS for 2023. This suggests significantly better Company profit performance, than “equity compensation realized” for Mr. Clarke under long-term equity awards that were granted during the same five-year period.
CEO Long-Term Equity Compensation Awards – 2019 through 2023(1)
Fiscal Year	Award Type	Target Award	Grant Date Fair Value Reported in Summary Compensation Table	Realized Value as of April 11, 2024	Adjusted EPS
2019	Performance Shares	25,000	$9,473,750	$0	$11.79
2020	NONE	—	—	—	$11.09
2021	Performance Stock Options	850,000	$55,556,000	$0	$13.21
2022	NONE	—	—	—	$16.10
2023	NONE	—	—	—	$16.92
Total for 5-Year Period, as of April 11, 2024:			$65,029,750	$0
(1) Does not include a short-term restricted stock award granted to Mr. Clarke in 2023 in lieu of a portion of his cash bonus opportunity under our annual incentive program.
32  2024 Notice of Annual Meeting & Proxy Statement

05. COMPENSATION DISCUSSION AND ANALYSIS
Shareholder Outreach Generally
Our Board and management have taken a long-term view toward shareholder engagement and recognize that solicitation and consideration of shareholder feedback is critical to driving growth and creating shareholder value. As a result, we regularly engage with our shareholders throughout the year in multiple forms — calls, in-person meetings and shareholder conferences — to encourage ongoing, meaningful dialogue. Most of the calls involved the Chair of the Compensation Committee, but in the event of a scheduling conflict, the meetings were attended by the Lead Independent Director, Chair of the Nomination and Governance Committee, or Chair of the Information Technology and Security Committee. In 2023, after evaluating and discussing the vote results from the 2023 meeting, the Board determined to extend its shareholder outreach. Not only did we offer to engage our top 10 shareholders (excluding the CEO) like prior years, but also expanded the offer to the next 15 largest shareholders who voted against say-on-pay and/or against certain directors at the 2023 annual meeting - over 64% of our common shares (as of December 31, 2023). Of those we attempted to engage, 50% of those shares accepted our invitation.
Forward-Leaning Compensation Practices
Corpay has embraced best practices in our compensation programs, which strongly support our pay-for-performance philosophy and culture:
NEO compensation aligned with Company and, as applicable, division performance
Base salary levels generally at or below peer median
Target annual incentives generally at or below peer median
Significant portion of NEO compensation generally delivered in the form of equity-based awards
Different performance metrics for different compensation components
Incentive payouts tied closely to achieving published guidance
Significant stock ownership requirements
No repricing or cashing out of underwater stock options or stock appreciation rights
No hedging or pledging of common shares
No excise tax gross-ups
No excessive perquisites
Maintain compensation clawback policies
Below-market severance policies
Shareholder engagement includes governance committee Chair, additional Board members and management
Regular review of compensation programs
Utilize an independent compensation consultant
2024 Notice of Annual Meeting & Proxy Statement  33

05. COMPENSATION DISCUSSION AND ANALYSIS
We structure our executive compensation program to incorporate, on an ongoing basis, sound practices that are favored by shareholders, while avoiding practices that we do not believe are in shareholders’ best interests. The table below highlights the compensation practices we embrace and those that we do not follow:
Things We Do	Things We Do Not Do

√ NEO incentive pay is tied to multiple financial performance conditions, and equity-based incentives are denominated in common shares
√ Significant portion of target total compensation is delivered in the form of equity awards, which is directly aligned with shareholder value creation
√ Significant portion of NEO pay is tied to performance objectives that align with our business strategy
√ Compensation committee reserves discretion to reduce incentive award payouts in light of overall Company performance, and exercised such discretion in 2023, reducing formulaic cash payments with respect to annual incentive awards to $0
√ Annual equity run rate and overhang are consistent with typical practices among similarly situated companies
√ NEO incentives are tied to Company-wide initiatives and/or division objectives within such NEOs’ control
√ Severance benefit levels for executives are below general market practices
√ We monitor and build risk-mitigation features into our compensation programs

X    Directors and executives are prohibited from hedging or pledging common shares
X    No repricing or cashing-out of underwater stock options or stock appreciation rights
X    No excise tax gross-ups
X    No current payment of dividends on unvested
equity awards
X    No excessive perquisites

34  2024 Notice of Annual Meeting & Proxy Statement

05. COMPENSATION DISCUSSION AND ANALYSIS
Components of Compensation and Target Direct Compensation Mix
The following table sets forth the key elements of our 2023 NEO compensation programs:
What We Pay	Why We Pay It	Key Features
Base Salary	Attract and retain high-performing executives by providing a secure and appropriate level of base pay	Established after consideration of peer practices and internal parity; reviewed annually and subject to adjustment
Annual Incentive	Encourage and reward accomplishment of annual operating plan and individual objectives	Cash portion only earned if we meet performance goals tied to our operating budget and strategic initiatives Equity portion helps promote retention and links executive pay to shareholder interests
Equity-Based Awards	Motivate performance and align a significant portion of NEO compensation with our ongoing success and with shareholder returns
 NEOs’ equity awards generally granted in Performance Shares, Performance-Based RSUs and stock options
 Performance-based equity awards generally only have value to our NEOs to the extent the pre-established corporate and/or business unit goals established by the compensation committee are achieved
 Stock options have value for our NEOs only if our stock price increases

Employee Benefits and Perquisites	Attract and retain executive talent
 Customary retirement and health and welfare benefits to all of our salaried employees, including our NEOs
 No nonqualified deferred compensation plans or defined benefit pension plans
 No excessive perquisites

Our mix of compensation elements is designed to reinforce business and strategic objectives, recognize and reward performance, motivate long-term value creation, and align our NEOs’ interests with those of our shareholders. We generally achieve this through a combination of cash and equity awards.
The Company is responsible for allocating capital in a manner that is in the best interest of its shareholders in line with the stated objective of growing Adjusted EPS between 15%-20% per year over the mid-term. Some portion of this growth is contingent on effective capital allocation in the form of acquisitions and/or share buybacks as a use for our free cash flow.
As part of our existing stock repurchase program, the Company has regularly repurchased shares that it viewed as undervalued, and thus would provide a better return to shareholders compared with other alternatives at the time. Also, repurchases are used to offset the dilutive effect of the issuance of shares to executives under equity compensation plans, including the exercise price of options, and the use of shares in acquisitions.
The Company aligns its executive compensation arrangements with its overall capital allocation strategy that maximizes shareholders’ interests, and share repurchases are accordingly not excluded from our performance metrics. The compensation committee is keenly aware of the Company’s stock repurchase approach under outstanding authorizations, and historical stock repurchases when setting performance metrics for executive compensation awards. Because we intend to use free cash for either repurchases or acquisitions, the Board does not exclude repurchases from the final determination of performance achievement.
2024 Notice of Annual Meeting & Proxy Statement  35

05. COMPENSATION DISCUSSION AND ANALYSIS
Target Mix of Compensation
The compensation committee strives to achieve an appropriate mix between fixed versus variable pay and cash versus equity-based compensation awards in order to meet our compensation objectives. Our compensation committee does not have a rigid policy for allocating compensation between short- and long-term compensation and cash and non-cash compensation. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our NEOs to deliver superior shareholder return and retain them to continue their careers with us on a cost-effective basis. For NEOs other than the CEO, our compensation committee generally references cash-based components of compensation below market levels and equity-based components of compensation (based on target levels) at market levels, resulting in total target compensation that is generally below the peer median for our NEOs other than the CEO. For our CEO, the compensation committee references cash-based components below the peer median, and equity-based components above the peer median, resulting in total compensation that is generally at or above the peer median. Although the compensation committee includes this market data and its general understanding of current compensation practices in the market in the overall mix of factors it considers in assessing NEO compensation, it does not target a mathematically precise market position for total compensation or any individual element of compensation.
The ultimate compensation levels reflect the application of these policies to the varying responsibilities of the NEOs. In a typical year, it is expected that the greater the responsibility of the executive and the greater the potential impact of the executive on the Company’s financial performance, the higher the proportion of compensation that can be earned by the executive in the form of performance-based compensation.
Our CEO has the greatest responsibility in managing and driving the performance of our Company. He joined our Company in 2000, and has managed our significant growth through a combination of organic initiatives, product and service innovation and acquisitions of businesses and commercial account portfolios, and has overseen the growth of our revenue from $33.0 million in 2000 to approximately $3.8 billion in 2023.
The charts below illustrate the 2023 total target direct compensation mix for our CEO and our continuing NEOs other than the CEO (on average), consisting of base salary, target annual incentives, and target equity-based incentives. As discussed in more detail below, in 2023 our CEO was not granted any equity compensation awards, other than the portion of his annual incentive opportunity that was delivered in the form of time-based restricted stock, because the 2021 CEO Performance Option was intended to serve as the long-term equity incentive portion of his total compensation for the period from 2020 through 2023. Therefore, the compensation mix for our CEO in the applicable chart below includes a quarter of the total target value of the performance-based stock option award we granted to Mr. Clarke in 2021 (the “2021 CEO Performance Option”), even though such award was granted in 2021. For purposes of the charts below, the portion of the annual incentive award that was granted in the form of time-based restricted stock (for all NEOs) is reflected as part of the equity-based incentives.

CEO
Salary: 7%
Annual cash incentives: 2%
Annualized Equity-based incentives: 91%

Non-CEO NEOs
Salary: 14%
Annual cash incentives: 2%
Equity-based incentives: 84%

36  2024 Notice of Annual Meeting & Proxy Statement

05. COMPENSATION DISCUSSION AND ANALYSIS
Equity Compensation in Prior Fiscal Years
As previously disclosed, we granted the 2021 CEO Performance Option to Mr. Clarke in September 2021. In connection with the grant of the 2021 CEO Performance Option, Mr. Clarke agreed not to receive any other long-term equity grants in 2021, 2022 or 2023. He did, however, receive an award of restricted stock in connection with his 2023 annual incentive award, as further discussed below.
The 2021 CEO Performance Option is intended to further align Mr. Clarke’s compensation interests with the Company stock price performance interests of the Company’s shareholders, and to help retain Mr. Clarke’s service during the period of time covered by the award. In considering and approving the award, the compensation committee considered the best interests of the Company’s shareholders and a desire to retain Mr. Clarke due to, among other considerations, his over 20-year history of operational excellence, development of a strong management team, and ability to lead the Company’s continued strategic development, transformation and expansion.
The 2021 CEO Performance Option covers 850,000 shares of our common stock at an exercise price of $261.27 per share, which was the fair market value of our common stock on the grant date. However, the option will vest only if we achieve specific stock price hurdles. Achievement of each stock price hurdle requires that our stock price exceed the hurdle for ten consecutive trading days not later than December 31, 2024 (in other words, only 3.25 years after the date of grant). The stock price hurdle for 550,000 shares subject to the award is $350, and the stock price hurdle for the remainder of the award is $400.
The compensation committee considers achievement of each of the stock price hurdles to represent a significant challenge. The hurdles reflect stock price appreciation of 34% and 53%, respectively, from the closing price of our common stock on the grant date. As of April 11, 2024, the closing price per share of our common shares was $305.72, and neither of the stock price hurdles for the 2021 CEO Performance Option had been met. However, notwithstanding these rigorous goals, due to the accounting standards that apply to stock option awards, the 2021 CEO Performance Option had significant “grant date fair value” (as determined pursuant to SEC rules) for purposes of the compensation tables included in our 2022 proxy statement.
Mr. Clarke was required to continue to provide services to the Company over an 18-month vesting period to be eligible to vest in the full award (which vested over time in ratable installments every six months), regardless of our stock price performance. Although the 2021 CEO Performance Option allows for vesting in the event of certain terminations of employment and in connection with a change in control (on a “double trigger” basis), in all events the applicable stock price hurdles must be achieved in order for Mr. Clarke to vest in the award.
2024 Notice of Annual Meeting & Proxy Statement  37

05. COMPENSATION DISCUSSION AND ANALYSIS
Key Elements of 2023 Named Executive Officer Compensation
Base Salary
Base salaries are reviewed annually, taking into account individual responsibilities, individual performance, the experience of the individual, current salary, retention incentives, internal equity and the compensation committee’s evaluation of the competitive market. No particular weight is assigned to these factors. Based on its consideration of these factors, as well as her service as interim Chief Financial Officer, the compensation committee approved an increase to the base salary rate of Ms. Vickery for 2023. The table below illustrates the 2023 base salaries for our NEOs:
Named Executive Officer	2022 Base Salary Rate	2023 Base Salary Rate	% Increase
Ronald F. Clarke	$1,200,000	$1,200,000	0%
Tom Panther(1)	—	$400,000	—
Alissa B. Vickery	$250,000	$300,000	20%
Armando L. Netto(2)	$503,091	$503,091	0%
Alan King(2)	$450,000	$450,000	0%
(1) As discussed above, Mr. Panther commenced service as Chief Financial Officer on May 2, 2023, and his initial base salary was approved by the compensation committee in connection with his appointment.
(2) Mr. Netto’s cash compensation is denominated in Brazilian Real. For purposes of this table and to normalize for fluctuations in the currency exchange rate, cash amounts for Mr. Netto have been converted to U.S. dollars at an average exchange rate of $1 to R$4.9915 for 2023. The 2022 base salary rate for Mr. Netto may not be comparable to the 2022 base salary rate reported for him in our 2023 proxy statement, as we used a 2022 exchange rate calculation for purposes of such disclosure in the prior filing. A portion of Mr. King’s 2022 base salary was paid in British Pounds Sterling, but commenced to be paid in U.S. dollars in 2022. The amount shown for Mr. King’s 2022 base salary rate reflects an update to the amount provided for such rate in our 2023 proxy statement to properly reflect the compensation committee’s intent for his 2022 base salary rate, disregarding applicable exchange rates.
Annual Incentive
The primary objectives of our annual incentive program are to provide an incentive for superior work, to motivate our NEOs toward even higher achievement and business results, to promote retention and to tie our NEOs’ goals to the Company’s performance. We use Company-wide, individual and business unit performance goals in our annual incentive program. Individual or business unit performance goals are tied to the particular area of expertise and responsibilities of the NEO and their performance in attaining those objectives.
In January 2023, the compensation committee determined the target annual incentive payout levels for the NEOs based on a combination of factors, including market practices, each NEO’s role and responsibilities, experience and skills, expected contribution to the Company and potential impact of the NEO’s performance on revenue and net income growth. In light of a desire to promote the retention of our NEOs, and to further align executives with the creation of shareholder value, the compensation committee determined that for 2023, 80% of the target annual incentive value for NEOs (based on their respective salaries in January 2023) would be delivered in the form of shares of restricted stock that generally vested on March 1, 2024. To the extent that achievement of the applicable performance objectives resulted in a payout in excess of the target value of such restricted stock award, any additional value earned would be delivered in the form of cash. Ultimately, based on the performance of the Company, the compensation committee determined that no annual incentive would be paid to NEOs beyond restricted stock issued. Target amounts below are shown as a percent of each participating NEO’s base salary:
Named Executive Officer	Total Annual Incentive Target (as % of Base Salary)	Total Target Annual Incentive Award ($)	Targeted Value of Restricted Stock ($)(1)	Number of Shares of Restricted Stock Granted (#)
Ronald F. Clarke	150%	$1,800,000	$1,440,000	6,745
Tom Panther(2)	75%	$225,000	$180,000	870
Alissa B. Vickery	30%	$90,000	$60,000	282
Armando L. Netto(3)	75%	$377,319	$290,883	1,362
Alan King	75%	$337,500	$270,000	1,265
(1) Restricted stock vested on March 1, 2024.
(2) Mr. Panther's target annual incentive was prorated based on his start date of May 2, 2023.
(3) Mr. Netto’s cash compensation is denominated in Brazilian Real. For purposes of this table, cash amounts for Mr. Netto have been converted to U.S. dollars at an average exchange rate of $1 to R$4.9915 for 2023.
38  2024 Notice of Annual Meeting & Proxy Statement

05. COMPENSATION DISCUSSION AND ANALYSIS
2023 Performance Goals and Results for Cash Portion of Annual Incentive Award
The compensation committee and the CEO worked together to establish meaningful performance goals for the cash portion of the CEO’s annual incentive award at the beginning of the performance period. These goals are intended to align CEO rewards with Company performance. In the event of achievement of maximum results under the applicable performance goals, the CEO’s annual incentive has a maximum potential value equal to 200% of target.
A key performance metric for purposes of our NEOs’ 2023 incentive-based compensation was Adjusted EPS, further adjusted to exclude the impact of (a) the macro-environment (including foreign exchange rates, tax rates, fuel prices, fuel price spreads and interest rate fluctuations), and (b) acquisitions and divestitures. We refer to Adjusted EPS as adjusted as “Adjusted EPS-COMP.”
The table below outlines the performance metrics that were used for the cash portion of the CEO’s 2023 annual incentive award, which metrics were selected to drive a focus on corporate objectives that are expected to produce an increase in shareholder value:
Pay Element	Performance Metric(s)	Rationale and Key Features
	GAAP Revenue, as Adjusted (25% weight)	Revenue growth is critically important to our success given the operating leverage in our business
Cash Portion of Annual Incentive	Adjusted EPS-COMP (50% weight)	Earnings per share performance aligns with shareholder objectives
	M&A and Other Transactions (25% weight)	We expect M&A and other transactions to continue to contribute to growth
Our CEO makes recommendations regarding individual and/or business unit performance goals, which are reviewed and approved by the compensation committee, for our other NEOs.
In the event of achievement of maximum results under the applicable performance goals, the other NEOs’ annual incentives have a maximum potential value equal to up to 150% of target.
The cash portion of the annual incentive awards could be paid out in amounts below the individual target amounts if actual performance achieved certain thresholds. The awards were designed so that performance below certain thresholds would result in no payout for a given goal.
In early 2024, the compensation committee evaluated achievement of the performance objectives for each NEO’s annual incentive award. Although the formulaic achievement for certain of the NEOs would have resulted in a cash payment in accordance with the program design, in light of the overall financial performance of the Company, the compensation committee exercised negative discretion such that none of the NEOs would receive a cash payment for 2023 under the annual incentive program.
The tables below illustrate, for each participating NEO, (1) the performance goals approved for the cash portion of the 2023 annual incentive award, (2) actual performance with respect to the goals (where applicable), (3) the target value of the restricted stock granted to each NEO in lieu of a portion of their cash incentive, and (4) the final 2023 cash incentive payout earned by the NEO (if any).
2024 Notice of Annual Meeting & Proxy Statement  39

05. COMPENSATION DISCUSSION AND ANALYSIS
Ronald F. Clarke: The cash portion of Mr. Clarke’s 2023 annual incentive was determined as follows:
			GOALS ($ values in millions, except per share values)					2023 Achieve- ment ($ values in millions, except per share values)	% of Target Earned
Performance Metric	Weighting	Target ($ values in millions, except per share values)	Thres- hold (50%)	Below Target (75%)	Target (100%)	Above Target (150%)	Maximum (200%)
GAAP Revenue, as adjusted(1)	25%	$3,792.4	$3,716.6	$3,754.5	$3,792.4	$3,830.3	$3,868.2	$3,771.4	75%
Adjusted EPS-COMP	50%	$16.66	$16.33	$16.49	$16.66	$16.83	$16.99	$17.18	200%
M&A(2)	25%	$750	Pays at 0.06% of total transaction value up to maximum payout of $900,000					$969.7	120%
Target payout	$1,800,000
Formulaic Total Payout %	149%
Formulaic Initial Calculated Payout	$2,677,500
Less Target RSU value	$1,440,000
Formulaic Cash Payout	$1,237,500
Actual Cash Payout	$0
(1) Adjusted to be consistent with the macro-economic environment assumed in the 2023 budget, and excludes the impact of acquisitions and divestitures.
(2) Based upon the aggregate transaction value of material mergers and acquisitions, divestitures or joint ventures for which the Company signs definitive documentation during the year.
40  2024 Notice of Annual Meeting & Proxy Statement

05. COMPENSATION DISCUSSION AND ANALYSIS
Tom Panther: The cash portion of Mr. Panther’s 2023 annual incentive was determined as follows:
			GOALS ($ values in millions)							2023 Achievement ($ values in millions)	% of Target Earned
Performance Metric	Weighting	Target ($ values in millions)	Threshold (50%)	Below Target (75%)	Below Target (85%)	Target (100%)	Above Target (115%)	Above Target (125%)	Maximum (150%)
GAAP Revenue, as adjusted(1)	50%	$3,792.4	$3,678.6	$3,716.6	$3,754.5	$3,792.4	$3,830.3	$3,868.2	$3,906.2	$3,771.4	85%
Stock Price Growth vs. S&P 500(2)	30%	≥5%	≥2.5%	-	-	≥5%	-	-	≥7.5%	20.7%	150%
Quarterly Expenses(1)(3)	20%	At or below plan in every quarter	-	-	-	-	-	-	-	Achieved	100%
						Target Payout					$225,000
						Formulaic Total Payout %					108%
						Formulaic Initial Calculated Payout					$241,875
						Less Target RSU value					$180,000
						Formulaic Cash Payout					$61,875
						Actual Cash Payout					$0
(1) Adjusted to be consistent with the macro-economic environment assumed in the 2023 budget, and excludes the impact of acquisitions and divestitures.
(2) Based on extent to which percentage growth in the Company’s stock price exceeds that of the S&P 500 Index.
(3) This metric results in a 100% payout only if the applicable goal is achieved for every quarter; otherwise, the payout for this metric is 0%.
2024 Notice of Annual Meeting & Proxy Statement  41

05. COMPENSATION DISCUSSION AND ANALYSIS
Alissa B. Vickery: The cash portion of Ms. Vickery’s 2023 annual incentive was determined as follows:
			GOALS
Performance Metric	Weighting	Target	Threshold (50%)	Target (100%)	Maximum (125%)	2023 Achievement	% of Target Earned
Quarterly Expenses(1)	20%	At or below plan in every quarter	-	-	-	Not achieved	0%
Strategic Initiatives(2)	80%	Achieve 2 goals	Achieve 1 goal	Achieve 2 goals	Achieve 3 goals	Achieved 3 goals	125%
				Target Payout			$90,000
				Formulaic Total Payout %			100%
				Formulaic Initial Calculated Payout			$90,000
				Less Target RSU value			$60,000
				Formulaic Cash Payout			$30,000
				Actual Cash Payout			$0
(1) Adjusted to be consistent with the macro-economic environment assumed in the 2023 budget, and for addbacks and impact of acquisitions or divestitures. This metric results in a 100% payout only if the applicable goal is achieved for every quarter; otherwise, the payout for this metric is 0%.
(2) (a) Reassess operating segments (achieved), (b) remediate particular reporting deficiency (achieved), and (c) automate stock release for vested equity (achieved).
Armando L. Netto: The cash portion of Mr. Netto’s 2023 annual incentive was determined as follows:
			GOALS ($ values in millions)
Performance Metric	Weighting	Target ($ values in millions)	Threshold (50%)	Below Target (75%)	Below Target (85%)	Target (100%)	Above Target (125%)	Below Maximum (135%)	Maximum (150%)	2023 Achievement ($ values in millions)	% of Target Earned
Brazil Sales(1)	30%	$161.0(4)	$144.9	$153.0	$156.2	$161.0	$169.0	$172.3	$177.1	$170.7	130%
Revenue Initiatives(1)	20%	At or above plan in each quarter	≥98%	≥99%	-	≥100%	≥101%	-	≥102%	Achieved all 4 quarters	150%
Expenses(1)(2)	20%	At or below plan in every quarter	-	-	-	-	-	-	-	Achieved	100%
Growth Initiatives(3)	30%	Achieve 2 goals	Achieve 1 goal	N/A	N/A	Achieve 2 goals	N/A	N/A	Achieve 3 goals	Achieved 1 goal	50%
								Target payout			$377,316(4)
								Formulaic Total Payout %			104%
								Formulaic Initial Calculated Payout			$392,408(4)
								Less Target RSU value			$290,883(4)
								Formulaic Cash Payout			$101,525
								Actual Cash Payout			$0
(1) Adjusted to be consistent with the macro-economic environment assumed in the 2023 budget, and for addbacks and impact of acquisitions or divestitures.
(2) This metric results in a 100% payout only if the applicable goal is achieved for every quarter; otherwise, the payout for this metric is 0%.
(3) (a) deliver new joint venture sales plan (not achieved), (b) deliver a specified number of consumer fuel transactions (not achieved), and (c) deliver a specified number of cross selling opportunities (achieved).
(4) Amounts converted from BRL to USD using an average exchange rate of $1 to R$4.9915 for 2023.
42  2024 Notice of Annual Meeting & Proxy Statement

05. COMPENSATION DISCUSSION AND ANALYSIS
Alan King: The cash portion of Mr. King’s 2023 annual incentive was determined as follows:
			GOALS ($ values in millions)
Performance Metric	Weighting	Target ($ values in millions)	Threshold (50%)	Below Target (75%)	Below Target (85%)	Target (100%)	Above Target (125%)	Below Maximum (135%)	Maximum (150%)	2023 Achievement ($ values in millions)	% of Target Earned
Global Fleet Sales(1)	30%	$168.7	$151.8	$160.3	$163.6	$168.7	$177.1	$180.5	$185.6	$153.5	50%
Revenue Initiatives(1)(2)	20%	At plan for each quarter	≥98%	≥99%	-	≥100%	≥101%	-	≥102%	Achieved in 2 of 4 quarters	75%
Expenses(1)(3)	20%	At or below plan in every quarter	-	-	-	-	-	-	-	Achieved	100%
Growth Initiatives(4)	30%	Achieve 2 goals	Achieve 1 goal	N/A	N/A	Achieve 2 goals	N/A	N/A	Achieve 3 or more goals	Achieved 1 goal	50%
								Target payout			$337,500
								Formulaic Total Payout %			67%
								Formulaic Initial Calculated Payout			$224,438
								Less Target RSU value			$270,000
								Formulaic Cash Payout			$0
								Actual Cash Payout			$0
(1) Adjusted to be consistent with the macro-economic environment assumed in the 2023 budget, and for addbacks and impact of acquisitions or divestitures.
(2) For this metric, the stated goals apply to the target for each quarter. The final payout is determined based on the average of the payout percentages for the four quarters.
(3) This metric results in a 100% payout only if the applicable goal is achieved for every quarter; otherwise, the payout for this metric is 0%.
(4) (a) Launch of new product in NAT and acquire specific number of customers (not achieved), (b) launch 2-in-1 solution and deliver a specified level of revenue (not achieved), and (c) execute one strategic transaction (achieved).
2024 Notice of Annual Meeting & Proxy Statement  43

05. COMPENSATION DISCUSSION AND ANALYSIS
Equity Awards
We believe that performance-based equity awards are effective tools for meeting our compensation goals because the conditions to vesting motivate the achievement of performance goals and the value of the grants will increase as the value of our stock price increases. We believe that performance-based equity awards also satisfy both the objective of aligning executives' pay outcomes with Company performance, and of aligning executives with shareholder value creation. We believe that stock options are also an effective tool for meeting our compensation goals because NEOs are rewarded only if our stock price increases relative to the stock option’s exercise price. To determine the size of each NEO’s equity awards, we consider the external market, individual performance history and relative job responsibilities.
Our CEO makes equity award grant recommendations for each executive officer, including our NEOs (other than himself). Grant recommendations are presented to the compensation committee for its review and approval.
2021 Performance Stock Option Award for CEO
In September 2021, as discussed above, the compensation committee approved the 2021 CEO Performance Option for Mr. Clarke. Other than the restricted stock granted to Mr. Clarke in lieu of a portion of his annual cash incentive award for 2023, Mr. Clarke did not receive any equity compensation awards in 2023.
Other NEOs’ 2023 Equity Awards
In January and March 2023, we granted the equity-based incentive awards set forth in the table below to our NEOs, other than the CEO and Tom Panther. In May 2023, in connection with his hire, we granted the equity based incentive awards set forth in the table below to Tom Panther. The restricted stock granted in lieu of a portion of each NEO's 2023 annual cash incentive award opportunity is described above and is not included in the table below.
Named Executive Officer	Performance Shares (Target $ Value)	Total Perfor- mance Shares (#)	Performance- Based RSUs (Target $ Value)	Total Target Performance- Based RSUs (#)	Special Restricted Stock Awards (Target $ Value)	Special Restricted Stock Awards (#)	Stock Options (Target $ Value)	Stock Options (# )
Tom Panther	$300,000	1,449	$900,000	4,346	—	—	$1,200,000	17,002
Alissa B. Vickery	$250,000	1,171	—	—	$124,000	582	—	—
Armando L. Netto	$426,000	1,996	$1,278,000	5,988	$615,000	3,071	$1,200,000	17,679
Alan King	$426,000	1,996	$1,278,000	5,988	$327,000	1,636	$1,200,000	17,679
Performance Period for Non-CEO Equity Awards
We continue to grant performance-based equity compensation awards to our NEOs, other than Mr. Clarke, that are scored based on performance achievement over one-year performance measurement periods. Linking these awards to three-year objectives would potentially impair retention of executives, as goals may become outdated and unachievable soon after they are established, due to market uncertainty. Our performance-based restricted stock unit awards (“Performance-Based RSUs”), to the extent earned, are subject to ratable vesting over a three-year service period, which we believe enhances our ability to retain talented executives.
Performance Share Grants
The NEOs, other than Mr. Clarke, received 2023 Performance Share awards tied to Adjusted EPS-COMP achievement. The Performance Shares could be earned if we achieved Adjusted EPS-COMP of $16.66. Our Adjusted EPS-COMP for 2023 was $17.18, and the compensation committee therefore determined that the Adjusted EPS-COMP objective was achieved. As a result, the 2023 Performance Share awards were earned at 100%. The earned 2023 Performance Shares were paid in the form of common shares, except that Ms. Vickery’s earned Performance Shares are subject to service-based vesting over a two-year period.
44  2024 Notice of Annual Meeting & Proxy Statement

05. COMPENSATION DISCUSSION AND ANALYSIS
For 2023, each of Mr. Netto's and Mr. King's target Performance Share award value was increased by 27% (as compared to 2022) due to being named Co-Presidents of the newly formed Vehicle Payments division, and in light of market considerations, the NEOs' anticipated contributions, and the NEOs' prior performance.
Special Restricted Stock Awards
In order to promote retention of our NEOs, and in consideration of the financial performance of the Company, the compensation committee approved special restricted stock awards for Messrs. Netto and King and Ms. Vickery in 2023. These restricted stock awards vested on January 23, 2024, except that Ms. Vickery's award vested in equal installments on September 1, 2023 and March 1, 2024.
Performance-Based Restricted Stock Unit
(RSU) Grants
In addition to the Performance Shares, in 2023, we granted Performance-Based RSU awards to each of the NEOs, other than Mr. Clarke and Ms. Vickery, tied to achievement with respect to corporate or business unit revenue goals. The Performance-Based RSUs earned by each of the NEOs in 2023 (based on the achievement of the applicable performance goals) are subject to a three-year ratable vesting schedule, pursuant to which the earned Performance-Based RSUs will generally vest in substantially equal installments on each of the first three anniversaries of the grant date.
The tables below illustrate, for each participating NEO, (1) the applicable performance goals for each NEO, (2) actual performance with respect to the performance metrics, and (3) the number of Performance-Based RSUs earned in 2023 that are eligible to vest on a ratable basis. The number of Performance-Based RSUs earned for performance falling between the “threshold” and “maximum” performance levels set forth in the table below was determined without interpolation between performance levels (subject to rounding). Because Ms. Vickery’s service as Chief Financial Officer in 2023 was on an interim basis, she was not eligible for a Performance-Based RSU award.
Tom Panther: Mr. Panther’s 2023 Performance-Based RSU award was based on achievement against a target goal of consolidated GAAP revenue as adjusted, of $3,792.4 million (all dollar values in millions).(1)
Below Threshold (0%)	Threshold (50%)	Above Threshold (75%)	Below Target (85%)	Target (100%)	Above Target (115%)	Below Maximum (125%)	Maximum (150%)	Achievement	Payout %	# of Performance Based RSUs Earned
<$3,678.6	$3,678.6	$3,716.6	$3,754.5	$3,792.4	$3,830.3	$3,868.2	$3,906.2	$3,771.4	85%	3,695
(1) Consolidated net revenue was adjusted (a) to be consistent with the macro-economic environment assumed in the 2023 budget, and (b) for the impact of acquisitions or divestitures.
Armando L. Netto: Mr. Netto’s 2023 Performance-Based RSU award was based on achievement against a target goal of net revenue as adjusted, of $511.6 million in the Brazil business (all dollar values in millions).(1)
Below Threshold (0%)	Threshold (50%)	Above Threshold (75%)	Below Target (85%)	Target (100%)	Above Target (115%)	Below Maximum (125%)	Maximum (150%)	Achievement	Payout %	# of Performance Based RSUs Earned
<$496.2	$496.2	$501.3	$506.4	$511.6	$516.7	$521.8	$526.9	$525.0	150%	8,982
(1) Brazil net revenue was adjusted (a) to be consistent with the macro-economic environment assumed in the 2023 budget, and (b) for the impact of 2023 acquisitions, but excludes the impact of foreign exchange rates. Amounts in this table are converted from BRL to USD using an average exchange rate of $1 to R$4.9915 for 2023.
Alan King: Mr. King’s 2023 Performance-Based RSU award was based on achievement against a target goal of net revenue as adjusted, of $1,490.7 in the Global Fleet business (all dollar values in millions).(1)
Below Threshold (0%)	Threshold (50%)	Above Threshold (75%)	Below Target (85%)	Target (100%)	Above Target (115%)	Below Maximum (125%)	Maximum (150%)	Achievement	Payout %	# of Performance Based RSUs Earned
<$1,446.0	$1,446.0	$1,460.9	$1,475.8	$1,490.7	$1,505.6	$1,520.5	$1,535.4	$1,473.4	85%	5,090
(1) Global Fleet net revenue was adjusted (a) to be consistent with the macro-economic environment assumed in the 2023 budget, and (b) for the impact of 2023 acquisitions, but excludes the impact of foreign exchange rates.
2024 Notice of Annual Meeting & Proxy Statement  45

05. COMPENSATION DISCUSSION AND ANALYSIS
Stock Option Grants
The exercise price of each stock option grant is the fair market value of our common shares on the grant date (closing stock price). Stock option awards granted to our NEOs, other than Mr. Clarke and Ms. Vickery, in 2023 generally vest ratably over a period of four years and are earned only with continued employment through the vesting period. We believe stock option awards are inherently performance-based, requiring stock price appreciation before there is any real value earned, while encouraging long-term employment with the Company. In January 2023, we granted the stock options set forth below to Messrs. Netto and King. In May 2023, we granted the stock options set forth below to Mr. Panther:
Named Executive Officer	# of Options
Tom Panther	17,002
Alissa B. Vickery	—
Armando L. Netto	17,679
Alan King	17,679
Other Compensation and Benefits
Employee Benefits. All U.S.-based salaried employees including NEOs may participate in a 401(k) plan. Our 401(k) plan provides that we match 25% of an employee’s contribution, up to an employee contribution of 4% of salary. Our NEOs in the U.S. may participate in this 401(k) plan on the same basis as all of our other participating employees. Consistent with local employment practices, our senior executives in Brazil, including Mr. Netto, receive a car allowance on a monthly basis to assist with the cost of transportation. We provide health benefits to all of our eligible employees and pay the premiums for these benefits on behalf of our NEOs. We provide to our NEOs life insurance benefits, long term care insurance and concierge doctor services and also pay these premiums. We do not provide any nonqualified deferred compensation arrangements or defined benefit pension plans to our NEOs.
Employment Agreements and Offer Letters; Severance and Change-in-Control Benefits. We entered into an employment agreement with our CEO in 2010. We have also entered into offer letter agreements with each of our other NEOs, other than Ms. Vickery. Pursuant to Mr. Clarke's agreement and, with respect to our other NEOs, our historical practice, in the case of an NEO's termination under specific circumstances, they will be entitled to certain severance payments. These severance benefits are discussed below in “Potential Payments Upon Termination or Change in Control.” We provide severance compensation if certain NEOs are terminated without cause to attract and retain qualified executive talent, and, with respect to change in control benefits, to incentivize such NEOs to act in the best interests of our shareholders in the face of a transaction even if they may be terminated as a result. In 2023, after considering market practices, the compensation committee approved a modest increase to the severance compensation payable to our NEOs, other than Mr. Clarke, upon a termination without cause from six months of salary and benefits to one year of salary and benefits. The compensation committee also determined to amend the vesting conditions with respect to our equity compensation awards, other than Mr. Clarke’s 2021 CEO Performance Option, so that they will partially vest in connection with retirement, death, or disability, or fully vest in connection with a change in control, as discussed further below in “Potential Payments Upon Termination or Change in Control.”
In 2023, we provided relocation benefits to Mr. King, in connection with his relocation from the U.K. to the U.S. Also during 2023, we provided vehicle allowances to Messrs. Netto and King. For more information, see the “2023 Summary Compensation Table” below.
46  2024 Notice of Annual Meeting & Proxy Statement

05. COMPENSATION DISCUSSION AND ANALYSIS
Process to Review, Revise, and
Set Compensation
The compensation committee is responsible for administering our executive compensation program and making decisions with respect to the compensation paid to our NEOs. In making such decisions, the compensation committee considers a variety of factors, including:
The compensation committee’s evaluation of the competitive market, including referencing peer group data
The feedback received from our shareholders and proxy advisory firms
The roles and responsibilities of our executives, including each executive’s impact on creating shareholder value
The individual experience and skills of, and expected contributions from, our executives
Pay relative to other NEOs at the Company
The individual performance of our executives during the year and the historical performance levels of our executives
Our overall financial performance
Role of Independent Compensation Consultant: All services performed by Exequity were conducted under the direction or authority of the compensation committee. The compensation committee has considered the required independence factors outlined by the SEC and NYSE rules in assessing the independence of Exequity. Consideration was also given by the compensation committee under those required independence factors, plus all other relevant factors, to whether the work performed by Exequity could give rise to a potential conflict of interest. Based on this review, the compensation committee did not identify any conflict of interest raised by the work performed by Exequity.
Role of Management: Our CEO provides substantial input to the compensation committee in reviewing the performance of the other executive officers and making compensation recommendations for executive officers who report directly to him.
The CEO does not participate in determining the amount of his own compensation. Decisions regarding the compensation of our CEO are made by the compensation committee in executive session, without the CEO being present.
Compensation Peer Group
We considered the compensation levels, programs and practices of industry peer companies in setting compensation for our NEOs by considering market competitiveness and the goal of motivating our executives to appropriately drive corporate performance. The compensation committee periodically reviews and updates the list of companies comprising the peer group to provide an appropriate marketplace focus.
The compensation committee evaluates multiple criteria in determining the appropriate peer group, including industry, revenue, market capitalization, competitors to our various lines of business, business models and profitability. The compensation committee determined that it was appropriate to continue to use the same peer group as in the prior year for purposes of 2023 compensation decisions for our NEOs.
The compensation committee referred to the 2023 Industry Peer Group (as defined below) in setting compensation for 2023 for our NEOs. Generally, the compensation committee references cash-based compensation at or below market levels and equity-based compensation (based on target levels) at or above market levels, resulting in total target compensation at or above the peer median for our CEO and generally below the peer median for our other NEOs. Although the compensation committee includes this market data and its general understanding of current compensation practices in the market in the overall mix of factors it considers in assessing NEO compensation, it does not target a mathematically precise market position for total compensation or any individual element of compensation. Comparisons to the peer group for purposes of this Proxy Statement are based on an adjustment of the peer group compensation data by the Company to account for the passage of time.
2024 Notice of Annual Meeting & Proxy Statement  47

05. COMPENSATION DISCUSSION AND ANALYSIS
The peer group used for purposes of 2023 compensation decisions (the “2023 Industry Peer Group”) is illustrated in the following table:
2023 Industry Peer Group
Alliance Data Systems Corporation	√
Automatic Data Processing, Inc.	√
Black Knight, Inc.	√
Broadridge Financial Solutions, Inc.	√
Ceridian HCM Holding Inc.	√
Equifax Inc.	√
Euronet Worldwide, Inc.	√
Fair Isaac Corporation	√
Fidelity National Information Services, Inc.	√
Fiserv, Inc.	√
Global Payments Inc.	√
Intuit Inc.	√
Jack Henry & Associates, Inc.	√
Mastercard Incorporated	√
Paychex, Inc.	√
Paycom Software, Inc.	√
SS&C Technologies Holdings, Inc.	√
Wex, Inc.	√
Information on Other Compensation- Related Topics
Stock Ownership Policy. Our executive officers (other than Ms. Vickery) are subject to stock ownership requirements (expressed as a multiple of base salary). In response to input in our shareholder outreach process, we increased the stock ownership guideline requirements in 2019 to the following levels (which must be obtained within five years):
Chief Executive Officer 6x
Chief Financial Officer 4x
All Other Executive Officers 3x
Ms. Vickery, who served as our interim Chief Financial Officer and was not previously an executive officer, is not subject to the stock ownership requirements. Currently, all of our other NEOs are in compliance with this policy or are on track to meet the required ownership level within the applicable time period.
Insider Trading Policy. The Company maintains an insider trading policy applicable to all directors and employees. The policy provides that Company personnel may not buy, sell or engage in other transactions in the Company’s stock while in possession of material non-public information, buy or sell securities of other companies while in possession of material non-public information about those companies they become aware of as a result of business dealings between the Company and those companies, or disclose material non-public information to any unauthorized persons outside of the Company. The policy also restricts trading for a limited group of Company employees (including all directors and NEOs) to defined window periods which align with our quarterly earnings releases.
Anti-Hedging and Pledging Policy. Our employees, officers and directors are prohibited from purchasing or selling derivative securities, entering into derivatives contracts relating to our stock or otherwise engaging in hedging transactions. The prohibition on hedging transactions does not apply to stock options and awards under employee plans. Furthermore, our insider trading compliance policy prohibits executive officers and directors from pledging or otherwise using our common shares as collateral.
48  2024 Notice of Annual Meeting & Proxy Statement

05. COMPENSATION DISCUSSION AND ANALYSIS
Equity Grant Practices. We generally grant equity-based incentives annually during the first calendar quarter. To date there has been no set program for the award of incremental periodic grants, and our compensation committee retains discretion to make equity awards at any time, including in connection with the promotion of an executive, to reward an executive for extraordinary performance or the assumption of additional responsibilities or for retention purposes.
Clawback Policies. In light of new rules promulgated by the NYSE and SEC requirements, we adopted a compensation recoupment policy in 2023, which policy complies with the required standards (the “NYSE Clawback Policy”). The NYSE Clawback Policy provides for the prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the NYSE Clawback Policy is in general limited to any compensation granted, earned or vested based wholly or in part on the attainment of a financial reporting measure.
In general, we may utilize a broad range of recoupment methods under the NYSE Clawback Policy. The NYSE Clawback Policy does not condition clawback on the fault of the executive officer, and clawback thereunder is generally mandatory, except in limited circumstances where the compensation committee has made a determination that recovery would be impracticable and (1) we have already attempted to recover such amounts but the direct expenses paid to a third party in an effort to enforce the NYSE Clawback Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would cause the non-compliance of a tax-qualified retirement plan under the Internal Revenue Code and applicable regulations. Operation of the NYSE Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. We may not indemnify any such executive officer against the loss of such recovered compensation.
In 2019, we previously adopted a clawback policy applicable to our executive officers, including our NEOs, which applies to all incentive-based compensation earned by our executive officers (the “Supplemental Clawback Policy”). The Supplemental Clawback Policy provides that if our compensation committee determines that an executive officer engaged in misconduct that contributed to the Company being required to make a restatement of its financial statements, the Company will promptly recover from such executive officer all incentive-based compensation received that was in excess of the incentive-based compensation such executive officer would have received under the restated financial results of the Company. The Supplemental Clawback Policy remains in effect with respect to compensation received prior to the October 2, 2023 phase-in date of the NYSE Clawback Policy.
No Excise Tax Gross-Ups. The Company does not provide excise tax gross-ups for any of its NEOs.
Risk Assessment in Compensation Programs. We believe our compensation programs encourage and reward prudent business judgment without encouraging undue risk. The compensation committee reviews our compensation programs for features that might encourage inappropriate risk-taking. We believe our compensation policies and practices do not create undue risks that are reasonably likely to have a material adverse effect on us.
2024 Notice of Annual Meeting & Proxy Statement  49

06. 2023 NAMED EXECUTIVE OFFICER COMPENSATION
2023 Summary Compensation Table
The following table shows the compensation for each of the NEOs.
The amounts presented below in the “Stock Awards” and “Option Awards” columns represent the grant date fair value of awards granted to the NEOs and may not reflect the actual value to be realized by each NEO. The actual value realized will not be determined until the time of vesting in the case of Performance Shares, Performance-Based RSUs, and restricted stock, or until option exercise in the case of option awards.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Ronald F. Clarke Chief Executive Officer and Chairman of the Board of Directors	2023	$1,200,000	—	$1,440,058	—	—	$28,966	$2,669,024
	2022	$1,176,923	—	—	—	$2,776,500	$33,575	$3,986,998
	2021	$1,000,000	—	—	$55,556,000	$1,335,000	$32,473	$57,923,473
Tom Panther Chief Financial Officer	2023	$261,539	—	$1,380,255	$1,200,001	—	$13,308	$2,855,102
Alissa B. Vickery Chief Accounting Officer and Former Interim Chief Financial Officer	2023	$284,615	—	$434,473	—	—	$5,010	$724,098
	2022	$247,115	$56,250	$250,024	$300,009	$93,750	$3,086	$950,235
Armando L. Netto(6) Group President, Vehicle Payments in Brazil and North America	2023	$503,091	—	$2,610,830	$1,200,051	—	$47,199	$4,361,171
	2022	$483,780	$64,482	$1,535,089	$2,400,075	$226,582	$32,779	$4,742,787
	2021	$425,945	—	$1,535,353	$5,310,426	$460,021	$31,069	$7,762,813
Alan King(6) Group President, Vehicle Payments in Europe and Australia	2023	$450,000	—	$2,302,532	$1,200,051	—	$411,343	$4,363,926
	2022	$399,089	—	$1,535,089	$2,400,075	$393,986	$253,271	$4,981,510
	2021	$409,287	—	$1,335,373	$986,337	$385,161	$22,601	$3,138,759
(1) Represents the salary earned for the applicable year.
(2) Includes the aggregate grant date fair value for stock awards, computed in accordance with FASB ASC Topic 718. The assumptions used to value these awards can be found in Note 6 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. For an overview of the features of the 2023 awards, see “Compensation Discussion and Analysis — Key Elements of 2023 Named Executive Officer Compensation — Equity Awards” and “Compensation Discussion and Analysis — Key Elements of 2023 Named Executive Officer Compensation — Annual Incentive.” Grant date fair values for Performance Shares and Performance-Based RSUs are computed based on the probable outcome of the performance conditions as of the grant date for the award. The Performance Shares do not provide for payouts above the target performance level (which was the probable outcome as of the date of grant). The grant date fair value of the Performance-Based RSU awards, assuming maximum performance with respect to the applicable performance goals, would be as follows: $1,350,020 for Mr. Panther; $1,917,657 for Mr. Netto; and $1,917,657 for Mr. King.
(3) Represents the aggregate grant date fair value for the stock option awards, computed in accordance with FASB ASC Topic 718. The assumptions used to value these awards can be found in Note 6 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. For an overview of the features of the 2023 awards, see “Compensation Discussion and Analysis — Key Elements of 2023 Named Executive Officer Compensation — Equity Awards.”
(4) Represents the cash amounts earned under the annual incentive award program based on achievement of performance goals under the program. For a description of the program, including the 2023 performance goals, see “Compensation Discussion and Analysis — Key Elements of 2023 Named Executive Officer Compensation — Annual Incentive.”
(5) The following table breaks down the amounts included in the “All Other Compensation” column for 2023:
50  2024 Notice of Annual Meeting & Proxy Statement

06. 2023 NAMED EXECUTIVE OFFICER COMPENSATION
All Other Compensation
All other Compensation	Health Benefit Premiums	Long-Term Care Premiums	Retirement Plan Contributions	Vehicle Allowance	Life Insurance	Other	Total
Ronald F. Clarke	$25,620	$2,686	—	—	$660	—	$28,966
Tom Panther	$9,583	$2,230	—	—	$495	$1,000(6)	$13,308
Alissa B. Vickery	—	—	$2,250	—	$660	$2,100(6)	$5,010
Armando L. Netto(7)	$15,580	—	—	$23,278(8)	$752	$7,589(9)	$47,199
Alan King(7)	$27,245	$468	$4,500	$33,237(8)	$660	$345,232(10)	$411,343
(6) Amount in the “Other” column for Mr. Panther and Ms. Vickery represents parking and technology allowances.
(7) As Mr. Netto is based in Brazil, his compensation is denominated in Brazilian Real. All amounts for Mr. Netto (other than equity award values) have been converted to U.S. dollars at an average exchange rate of $1 to R$4.9915 for 2023, $1 to R$5.1535 for 2022, and $1 to R$5.3885 for 2021. Prior to his relocation to the U.S., Mr. King was based in the U.K. For compensation earned by Mr. King on or prior to October 31, 2022, amounts were denominated in British Pounds Sterling and have been converted to U.S. dollars at an average exchange rate of $1 to £0.8080 for 2022, 1 to £ 0.7269 for 2021, and 1 to £ 0.7791 for 2020. Compensation earned by Mr. King after October 31, 2022 was paid in U.S. dollars.
(8) Amount in the “Vehicle Allowance” column for Mr. Netto and Mr. King represents the aggregate of monthly cash vehicle allowances paid to each officer during 2023.
(9) Amount in the “Other” column for Mr. Netto reflects the cost to the Company of a government mandated food benefit.
(10) Amount in the “Other” column for Mr. King reflects a housing allowance of $284,869, relocation benefits of $26,557, and $33,806 for the cost of a round trip commercial flight for Mr. King and his family from the U.S. to the U.K. in connection with Mr. King's relocation benefits.
2024 Notice of Annual Meeting & Proxy Statement  51

06. 2023 NAMED EXECUTIVE OFFICER COMPENSATION
2023 Grants of Plan-Based Awards
The following table provides information about awards granted in 2023 to each of the NEOs:
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)
Ronald F. Clarke		—	$360,000	$2,160,000	—	—	—	—	—	—	—
	3/1/23	—	—	—	—	—	—	6,745	—	—	$1,440,058
Tom Panther		—	$45,000	$135,000	—	—	—	—	—	—	—
	5/2/23		—	—	2,173	4,346(5)	6,519	—	—	—	$900,013
	5/2/23	—	—	—	—	1,449(6)	—	—	—	—	$300,073
	5/2/23	—	—	—	—	—	—	870	—	—	$180,168
	5/2/23	—	—	—	—	—	—	—	17,002	$207.09	$1,200,001
Alissa B. Vickery		—	$30,000	$48,000	—	—	—	—	—	—	—
	3/1/23	—	—	—	—	1,171(6)	—	—	—	—	$250,009
	3/1/23	—	—	—	—	—	—	582	—	—	$124,257
	3/1/23	—	—	—	—	—	—	282	—	—	$60,207
Armando L. Netto(7)		—	$86,433	$237,359	—	—	—	—	—	—	—
	1/23/2023	—	—	—	—	—	—	—	17,679	$200.41	$1,200,051
	1/23/2023	—	—	—	—	—	—	3,071	—	—	$615,459
	3/1/23	—	—	—	—	—	—	1,362	—	—	$290,787
	3/1/23	—	—	—	2,994	5,988(5)	8,982	—	—	—	$1,278,438
	3/1/23	—	—	—	—	1,996(6)	—	—	—	—	$426,146
Alan King		—	$67,500	$202,500	—	—	—	—	—	—	—
	1/23/2023	—	—	—	—	—	—	1,636	—	—	$327,871
	1/23/2023	—	—	—	—	—	—	—	17,679	$200.41	$1,200,051
	3/1/23	—	—	—	—	—	—	1,265	—	—	$270,078
	3/1/23	—	—	—	—	1,996(6)	—	—	—	—	$426,146
	3/1/23	—	—	—	2,994	5,988(5)	8,982	—	—	—	$1,278,438
(1) Reflects the amounts that could be earned under the cash portion of our 2023 annual incentive program for each NEO. For information concerning this program, see “Compensation Discussion and Analysis—Key Elements of 2023 Named Executive Officer Compensation—Annual Incentive.” See the 2023 Summary Compensation Table for actual cash amounts earned for 2023 performance.
(2) Reflects the number of shares of time-based restricted stock granted in 2023 in connection with our 2023 annual incentive program and our special 2023 restricted stock award program. For information concerning these grants and the vesting terms, see “Compensation Discussion and Analysis— Key Elements of 2023 Named Executive Officer Compensation — Annual Incentive” and “Compensation Discussion and Analysis— Key Elements of 2023 Named Executive Officer Compensation — Equity Awards.”
(3) Reflects the number of time-based stock options granted in 2023. For information concerning these grants and the vesting terms, see “Compensation Discussion and Analysis — Key Elements of 2023 Named Executive Officer Compensation — Equity Awards.”
(4) Reflects the grant date fair value of Performance Shares, Performance-Based RSUs, time-based restricted stock, and stock option awards granted to each of the NEOs in 2023 computed in accordance with FASB ASC Topic 718. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. There can be no assurance that the grant date fair value of stock and option awards will ever be realized by the named executive officers.
(5) Reflects the Performance-Based RSU awards granted in 2023. For information concerning these grants, see “Compensation Discussion and Analysis — Key Elements of 2023 Named Executive Officer Compensation — Equity Awards.”
(6) Reflects the Performance Share awards granted in 2023. For information concerning these grants, see “Compensation Discussion and Analysis — Key Elements of 2023 Named Executive Officer Compensation — Equity Awards.”
(7) As Mr. Netto is based in Brazil, his cash compensation is denominated in Brazilian Real. Non-equity incentive plan award amounts for Mr. Netto have been converted to U.S. dollars at an average exchange rate of $1 to R$4.9915 for 2023.
52  2024 Notice of Annual Meeting & Proxy Statement

06. 2023 NAMED EXECUTIVE OFFICER COMPENSATION
For information regarding the amount of salary and bonus in proportion to total compensation of our NEOs, see “Compensation Discussion and Analysis — Components of Compensation and Target Direct Compensation Mix” above. For information regarding the employment agreements and offer letters with our NEOs, see “Potential Payments Upon Termination or Change in Control” below.
Outstanding Equity Awards at 2023 Fiscal Year-End
The following table shows the number of stock options and stock awards held by the NEOs on December 31, 2023:
		OPTION AWARDS					STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Ronald F. Clarke	12/4/2014	850,000	—	—	$149.68	12/4/2024	—	—	—	—
	1/20/2016	425,000	—	—	$114.90	1/20/2026	—	—	—	—
	1/25/2017	850,000	—	—	$150.74	1/25/2027	—	—	—	—
	9/30/2021	—	—	850,000	$261.27	12/31/2024	—	—	—	—
	3/1/2023	—	—	—	—	—	6,745(4)	$1,906,204	—	—
Tom Panther	5/2/2023	—	17,002	—	$207.09	5/2/2033	—	—	—	—
	5/2/2023	—	—	—	—	—	—	—	1,449(5)	$409,502
	5/2/2023	—	—	—	—	—	—	—	4,346(6)	$1,228,223
	5/2/2023	—	—	—	—	—	870(4)	$245,871	—	—
Alissa B. Vickery	10/19/2016	10,000	—	—	$174.35	10/19/2026	—	—	—	—
	1/25/2017	2,000	—	—	$150.74	1/25/2027	—	—	—	—
	5/5/2017	3,276	—	—	$133.40	5/5/2027	—	—	—	—
	4/22/2019	8,000	—	—	$252.50	4/22/2029	—	—	—	—
	4/10/2020	3,318	1,106	—	$224.99	4/10/2030	—	—	—	—
	10/21/2020	—	—	—	—	—	56(7)	$15,826	—	—
	3/12/2021	—	—	—	—	—	177(7)	$50,022	—	—
	1/24/2022	1,147	3,441	—	$225.45	1/24/2032	—	—	—	—
	1/24/2022	—	—	—	—	—	416(8)	$117,566	—	—
	3/01/2023	—	—	—	—	—	—	—	1,171(5)	$330,936
	3/01/2023	—	—	—	—	—	282(4)	$79,696	—	—
	3/01/2023	—	—	—	—	—	291(9)	$82,240	—	—
2024 Notice of Annual Meeting & Proxy Statement  53

06. 2023 NAMED EXECUTIVE OFFICER COMPENSATION
		OPTION AWARDS					STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Armando L. Netto	1/20/2016	18,500	—	—	$114.90	1/20/2026	—	—	—	—
	5/5/2017	30,000	—	—	$133.40	5/5/2027	—	—	—	—
	3/1/2018	15,000	—	—	$199.75	3/1/2028	—	—	—	—
	2/27/2019	20,000	—	—	$231.70	2/27/2029	—	—	—	—
	3/27/2020	18,797	6,266	—	$196.18	3/27/2030	—	—	—	—
	1/25/2021	8,232	8,234	—	$261.07	1/25/2031	—	—	—	—
	1/25/2021	—	—	—	—	—	1,764(10)	$498,524	—	—
	4/21/2021	30,625	—	—	$196.18	3/27/2030	—	—	—	—
	1/24/2022	4,588	13,764	—	$225.45	1/24/2032	—	—	—	—
	1/24/2022	4,588	13,764	—	$225.45	1/24/2032	—	—	—	—
	1/24/2022	—	—	—	—	—	2,663(10)	$752,590	—	—
	1/23/2023	—	—	—	—	—	3,071(9)	$867,895	—	—
	1/23/2023	—	17,679	—	$200.41	1/23/2033	—	—	—	—
	3/01/2023	—	—	—	—	—	—	—	1,996(5)	$564,090
	3/01/2023	—	—	—	—	—	—	—	5,988(6)	$1,692,269
	3/01/2023	—	—	—	—	—	1,362(4)	$384,915	—	—
Alan King	8/1/2016	11,272	—	—	$152.31	8/1/2026	—	—	—	—
	5/5/2017	15,000	—	—	$133.40	5/5/2027	—	—	—	—
	2/27/2019	9,600	—	—	$231.70	2/27/2029	—	—	—	—
	3/27/2020	15,664	5,222	—	$196.18	3/27/2030	—	—	—	—
	1/25/2021	6,860	6,862	—	$261.07	1/25/2031	—	—	—	—
	1/25/2021	—	—	—	—	—	1,461(10)	$412,893	—	—
	1/24/2022	4,588	13,764	—	$225.45	1/24/2032	—	—	—	—
	1/24/2022	4,588	13,764	—	$225.45	1/24/2032	—	—	—	—
	1/24/2022	—	—	—	—	—	2,663(10)	$752,590	—	—
	1/23/2023	—	—	—	—	—	1,636(9)	$462,350	—	—
	1/23/2023	—	17,679	—	$200.41	1/23/2033	—	—	—	—
	3/01/2023	—	—	—	—	—	—	—	1,996(5)	$564,090
	3/01/2023	—	—	—	—	—	—	—	5,988(6)	$1,692,269
	3/01/2023	—	—	—	—	—	1,265(4)	$357,502	—	—
(1) Stock options in these columns generally vest in substantially equal installments on each of the first four anniversaries of the grant date.
(2) For Mr. Clarke, reflects a performance-based stock option award granted to Mr. Clarke in 2021, reported at the target performance level, which is the portion of the award that would be eligible to vest after achievement of both of the stock price hurdles applicable to the award. For Mr. Clarke to earn the full award, our stock price must achieve two stock price hurdles by December 31, 2024, and any portion of the award earned based on stock price performance will generally vest in substantially equal increments on each of March 31, 2022, September 30, 2022 and March 31, 2023. Neither stock price hurdle applicable to this award had been achieved as of December 31, 2023.
(3) Market value of Performance Shares, Performance-Based RSUs, and shares of restricted stock that have not vested is calculated using $282.61, the Company’s closing stock price on December 29, 2023 (the last trading day of 2023).
(4) Represents time-based restricted stock granted during 2023 in connection with our 2023 annual incentive program which generally vested on March 1, 2024.
54  2024 Notice of Annual Meeting & Proxy Statement

06. 2023 NAMED EXECUTIVE OFFICER COMPENSATION
(5) Represents Performance Shares unvested and unearned at December 31, 2023, where performance targets are based on achieving financial or other performance goals for the period ending December 31, 2023. The earned portion of the award generally pays out after certification of the performance goals, except that the earned portion of Ms. Vickery’s 2023 Performance Share award vests as to 5/8 of the award on the first anniversary of the grant date, and as to 3/8 of the award on the second anniversary of the grant date. For information regarding the portion of the awards actually earned after the compensation committee’s certification of the performance goals, see “Compensation Discussion and Analysis — Key Elements of 2023 Named Executive Officer Compensation — Equity Awards.”
(6) Represents Performance-Based RSUs unvested and unearned at December 31, 2023, where performance targets are based on achieving Company-wide or business unit performance goals. These awards were generally subject to a performance period ending on December 31, 2023, and the earned portions of the awards generally vest in substantially equal installments on each of the first three anniversaries of the grant date. The awards are reported based on the target performance level. For information regarding the portion of the awards actually earned after the compensation committee’s certification of the performance goals, see “Compensation Discussion and Analysis — Key Elements of 2023 Named Executive Officer Compensation — Equity Awards.”
(7) Reflects the unvested portion of Performance Share awards granted in 2020 and 2021 that were earned based on 2020 and 2021 performance, respectively. Ms. Vickery’s earned 2020 and 2021 Performance Shares are 5/8 vested on the first anniversary of the grant date, and 1/8 vested on each of the second, third and fourth anniversaries of the grant date.
(8) Reflects the unvested portion of Performance Share award granted in 2022 that was earned based on 2022 performance, and which was vested as to 5/8 of the earned award on the first anniversary of the grant date and as to the remaining 3/8 of the earned award on the second anniversary of the grant date.
(9) Reflect special grants of restricted stock granted in 2023 that generally vested on January 23, 2024, except that Ms. Vickery's award vested in substantially equal installments on each of September 1, 2023 and March 1, 2024.
(10) For Mr. King and Mr. Netto, amounts in this column reflect the unvested portion of Performance-Based RSU awards granted in 2021 and 2022 that were earned based on 2021 performance and 2022 performance, respectively, and which vest in substantially equal installments on the first three anniversaries of the grant date.
2023 Option Exercises and Stock Vested
The following table shows the number of stock options exercised and stock vested in 2023 by each of the NEOs:
	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ronald F. Clarke	—	—	—	—
Tom Panther	—	—	—	—
Alissa B. Vickery	—	—	1,227	$268,191
Armando L. Netto	—	—	6,929	$1,388,197
Alan King	—	—	6,525	$1,306,938
(1) Value realized with respect to stock awards is calculated based on the closing price of our common stock on the New York Stock Exchange on the date of vesting. There is no guarantee the NEOs actually received or will receive the value indicated upon the ultimate disposition of the underlying shares of common stock.
2024 Notice of Annual Meeting & Proxy Statement  55

06. 2023 NAMED EXECUTIVE OFFICER COMPENSATION
Potential Payments Upon Termination or Change in Control
Employment Agreements, Severance and Change of Control Benefits
Ronald F. Clarke
We entered into an employment agreement with Mr. Clarke in 2010, the key terms of which are:
The agreement term automatically renews for successive one-year periods unless we provide notice at least 30 days prior to the expiration date.
Mr. Clarke is entitled to an annual base salary of at least $687,500.

If we terminate Mr. Clarke’s employment other than for “cause” (as defined below), including through non-renewal of the agreement, Mr. Clarke will receive (1) cash severance payments, in equal monthly installments over 12 months, in an amount equal to 150% of his then-current annual base salary plus any accrued and unpaid vacation, (2) payment of his health insurance premiums for coverage under COBRA in amounts equal to those made immediately prior to his termination until, at his election, the earlier of the expiration of the severance period or his commencement of employment with another employer and (3) continuation of coverage during the severance period under our life and disability insurance plans, if permitted by the terms of the plans.

The employment agreement includes customary non-competition and non-solicitation provisions that apply during his employment with the Company and for one year thereafter, as well as customary confidentiality and intellectual property provisions and a mutual non- disparagement provision.

“Cause” is defined, in general, to mean: Mr. Clarke’s (1) failure to render services to us, (2) commission of an act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty, (3) material breach of the agreement, (4) commission of any crime or act of fraud or embezzlement, (5) misappropriation of our assets, (6) violation of material policies, (7) commission of acts generating material adverse publicity toward us, (8) commission or conviction of a felony, or (9) death or inability due to disability to perform his essential job functions for a period of three consecutive months.
“Good reason” is defined to mean, following a change in control, and without Mr. Clarke’s written consent: (1) a significant diminution in the nature and scope of his authority, duties or responsibilities; (2) a reduction in his annual base salary or total compensation and benefits in the amount of 10% or more; (3) his principal place of employment is relocated to a place that is more than 25 miles from the prior principal place of employment; or (4) he is required to be away from his office 25% more than was required prior to the change in control.
“Change in control” for purposes of Mr. Clarke’s employment agreement generally has the meaning given to such term in our 2010 Equity Compensation Plan (the “2010 Plan”), which generally means any of the following: (1) the sale by the Company of all or substantially all of its assets or the consummation by the Company of any merger, consolidation, reorganization, or business combination with any person that results in a substantial change in ownership or leadership, as further described in the definition; (2) the acquisition directly or indirectly by any person or group of beneficial ownership of securities entitled to vote generally in the election of directors of the Company that represent 30% or more of the combined voting power of the Company’s then-outstanding voting securities, subject to certain exceptions as described in the definition; (3) turnover of a majority of the Board, subject to certain exceptions; and (4) the approval by the Company’s shareholders of a liquidation or dissolution of the Company, subject to certain exceptions.
56  2024 Notice of Annual Meeting & Proxy Statement

06. 2023 NAMED EXECUTIVE OFFICER COMPENSATION
Other NEOs
We provided offer letters to Messrs. Netto, King, and Panther in connection with their hiring or promotion. As a matter of policy, if any of our NEOs, other than Mr. Clarke, is terminated by us for any reason other than for cause, we will (1) pay cash severance in the amount of one year of continuation of their then-current base salary and (2) provide health benefits for one year, each upon execution of a general release. If such termination occurs due to a change in control, we will also pay his or her annual bonus for the year of termination at the target level.
Equity Awards
Our NEOs also have rights under outstanding equity awards, (other than Mr. Clarke's 2021 CEO Performance Option), which will accelerate as follows: (1) in the event of a change in control, all unvested equity awards will vest in full; (2) in the event of retirement, death or disability, all unvested equity awards that are scheduled to vest in the year in which the retirement, death or disability occurs will vest (with the remainder being forfeited).
Mr. Clarke’s 2021 CEO Performance Option is subject to alternative vesting provisions in the event of a termination of his service or a change in control. If Mr. Clarke’s service is terminated by the Company without “cause” (as defined in the award agreement) or by Mr. Clarke for “good reason” (as defined in the award agreement) other than in connection with a change in control as described below, the unvested portion of the award will remain eligible to vest subject to the degree of achievement of the applicable stock price hurdles as of the date of termination, and the vested portion of the option will remain exercisable until the earlier of the 91st day after termination and December 31, 2024.
If Mr. Clarke’s employment terminates due to his death or disability, then the unvested portion of the award will vest (if at all) subject to the degree of achievement of the stock price hurdles, including during the one-year period following the date of termination, and the vested option will remain exercisable until the 366th day after termination or (if earlier) December 31, 2024. If Mr. Clarke dies or becomes disabled after ceasing active service (other than for cause), then the vested portion of the option will remain exercisable until the earlier of the 366th day after the date of such death or disability and December 31, 2024.
Mr. Clarke’s award is also subject to double trigger vesting. If the award is not continued, assumed or substituted in connection with a change in control, then the unvested portion of the option will vest based on the degree of attainment of the stock price hurdles as of the day immediately prior to the date of the change in control and Mr. Clarke will have a reasonable right to exercise the vested option as of the date of and immediately prior to the change in control. In the event that the award is continued, assumed or substituted in connection with a change in control, and Mr. Clarke’s service is terminated without cause or for good reason within a period of two years after the change in control, then the unvested option will vest subject to the degree of attainment of the stock price hurdles as of the date of termination, and the option will remain exercisable until the earlier of the 91st day after such termination and December 31, 2024.
2024 Notice of Annual Meeting & Proxy Statement  57

06. 2023 NAMED EXECUTIVE OFFICER COMPENSATION
Quantification of Potential Payments
The following table shows the potential payments to the NEOs upon a termination of employment in various circumstances, including in connection with a change in control. In preparing the table, we assumed the triggering event occurred on December 29, 2023 (the last business day of fiscal 2023).
Name	Severance Amount ($)(1)	Accelerated Vesting of Equity Awards ($)(2)	Benefits ($)(3)	Total ($)
Ronald F. Clarke
Termination without cause	$1,800,000	—	$25,620	$1,825,620
Termination for good reason or termination without cause following a change in control	$1,800,000	$20,045,214	$25,620	$21,870,834
Change in control	—	—	—	—
Death or disability/Retirement	—	—	—	—
Tom Panther
Termination without cause	$400,000	—	$14,734	$414,374
Termination without cause following a change in control	$445,000	$3,167,587	$14,734	$3,627,321
Change in control	—	$3,167,587	—	$3,167,587
Death or disability/Retirement	—	$1,385,552	—	$1,385,552
Alissa B. Vickery(4)
Termination without cause	$300,000	—	—	$300,000
Termination without cause following a change in control	$330,000	$936,701	—	$1,266,701
Change in control	—	$936,701	—	$936,701
Death or disability/Retirement	—	$577,792	—	$577,792
Armando L. Netto(5)
Termination without cause	$503,091	—	$15,580	$518,671
Termination without cause following a change in control	$589,524	$6,932,427	$15,580	$7,537,531
Change in control	—	$6,932,427	—	$6,932,427
Death or disability/Retirement	—	$4,833,573	—	$4,833,573
Alan King
Termination without cause	$450,000	—	$27,045	$477,045
Termination without cause following a change in control	$517,500	$7,867,553	$27,245	$8,412,298
Change in control	—	$7,867,553	—	$7,867,553
Death or disability/Retirement	—	$4,223,257	—	$4,223,257
(1) For Mr. Clarke, represents 150% of his then-current annual base salary and any accrued vacation. For Mr. Panther, Ms. Vickery, Mr. Netto and Mr. King, represents one year of their then-current annual base salary.
(2) Under our 2010 Plan and the stock option, restricted share and restricted stock unit agreements with each named executive officer, all awards, other than Mr. Clarke's 2021 CEO Performance Option, are subject to vesting in the event of a change in control or the executive's retirement, death or disability. The value shown above with respect to a change in control represents the value of the unvested options, restricted shares and restricted stock units held by the named executive officers at December 29, 2023, assuming a value of $282.61 per share, the closing price of our common stock on the New York Stock Exchange on December 29, 2023 (the last business day of 2023), for which vesting would be accelerated. The value shown above with respect to death, disability and retirement represents the value of the portion of the awards that are scheduled to vest in the year in which the retirement, death or disability occurs, which portion would vest upon such events. For options with an exercise price above the closing price of our common stock on December 29, 2023, accelerated vesting value was assumed as zero.
(3) Represents payment of medical, dental and vision benefits for 12 months.
(4) The Company does not hold an offer letter or other individual agreement with Ms. Vickery. For purposes of this disclosure, we have assumed that Ms. Vickery would receive cash severance compensation similar to other non-CEO named executive officers.
(5) As Mr. Netto is based in Brazil, his cash compensation is denominated in Brazilian Real. All cash amounts for Mr. Netto have been converted to U.S. dollars at an average exchange rate of $1 to R$4.9915 for 2023.
58  2024 Notice of Annual Meeting & Proxy Statement

07. EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information, as of December 31, 2023, with respect to 2010 Plan, which is our only equity compensation plan under which common shares are authorized for issuance:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)(3)
Equity Compensation Plans Approved by Security Holders	5,550,778	$192.18	3,828,015
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	5,550,778	$192.18	3,828,015
(1) Includes performance-based awards assuming the maximum level of performance, which may overstate the dilution associated with such awards.
(2) The weighted-average exercise price relates to outstanding stock options only. The Company’s restricted share and restricted stock unit awards have no exercise price.
(3) All of the shares available under the 2010 Plan may be issued for awards other than options, warrants or rights, such as restricted stock.
08. COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Compensation Committee
Annabelle Bexiga (Chair)
Joseph W. Farrelly
Thomas M. Hagerty
Hala G. Moddelmog
Steven T. Stull
09. COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of our executive officers currently serves on the compensation committee or board of directors of any other company of which any member or proposed member of our compensation committee is an executive officer.
2024 Notice of Annual Meeting & Proxy Statement  59

10. CEO PAY RATIO
As required by item 402(u) of Regulation S-K, the compensation committee reviewed a comparison of our CEO’s annual total compensation in fiscal year 2023 to that of all other Company employees for the same period. We identified our median employee by determining December 2023 pay (which was our consistently applied compensation measure for purposes of this disclosure) for all of our employees (as defined for purposes Item 402(u) of Regulation S-K), excluding our CEO, who were employed by us on December 31, 2023. For this purpose, the total pay for each employee was determined by calculating such employee’s total December 2023 compensation using the same categories of compensation that are required to be included in the Summary Compensation Table. We then annualized that total for each employee, but did not annualize the compensation for temporary or seasonal employees or make full-time equivalent adjustments. We did not make any cost-of-living adjustments when identifying our median employee. We applied a foreign currency to U.S. dollar exchange rate to the compensation paid in foreign currency based on rates as of December 31, 2023.
The annual total compensation for fiscal year 2023 for our CEO was $2,669,024, as set forth in the 2023 Summary Compensation Table for 2023 above, and for our median employee it was $50,798, making the resulting ratio approximately 53 to 1. This was calculated, in a manner consistent with Item 402(u) of SEC Regulation S-K, based on our payroll and employment records. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow reporting companies to adopt a variety of methodologies, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratios reported by other companies may not be comparable to the pay ratio set forth above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Approximately 59% of our employees are located outside of the U.S., in several different countries. In several of these countries the cost of living is much lower than in the U.S., as is employee compensation. In light of this, we also conducted a review of compensation for our employees located only in the U.S. We included all such employees, and calculated the median of such employees using the same definitions and methodology as described above with respect to our full employee group. We determined that the annual total compensation of the median compensated U.S.-based employee, other than our CEO, was $77,729. The ratio of our CEO’s annual total compensation to that of such U.S.-based employee was approximately 34 to 1.
11. PAY VERSUS PERFORMANCE DISCLOSURE
As required by the pay versus performance rules adopted by the SEC (“PVP Rules”), the below Pay Versus Performance table (“PVP Table”) provides information about compensation for this Proxy Statement’s NEOs, as well as NEOs from our 2023, 2022 and 2021 Proxy Statements (each of 2020, 2021, 2022 and 2023, a “Covered Year”). The PVP Table also provides information about the results for certain financial performance measures during those same Covered Years. In reviewing this information, there are a few important things to consider:

As required by the PVP Rules, we describe the information in columns (c) and (e) as “compensation actually paid” (or “CAP”) to the applicable NEOs, but these CAP amounts do not entirely reflect compensation that our NEOs actually earned for their service in the Covered Years. Instead, CAP reflects a calculation involving a combination of realized pay (primarily for cash amounts) and realizable or accrued pay (primarily for pension benefits and equity awards); and

As required by the PVP Rules, we provide information about our total shareholder return (“TSR”) results, PVP Peer Group (as defined below) TSR results and U.S. GAAP net income results (the “External Measures”) during the Covered Years in the PVP Table, but we did not actually base any compensation decisions for the NEOs on, or link any NEO pay to, these particular External Measures because the External Measures were not metrics used in our incentive plans during the Covered Years.

Due to the use of the Adjusted EPS-COMP in our incentive programs, the Company has determined that, pursuant to the PVP Rules, Adjusted EPS-COMP should be designated as the “Company-Selected Measure” because we believe it is the most important financial measure that we used to link 2023 NEO pay to our performance.
60  2024 Notice of Annual Meeting & Proxy Statement

11. PAY VERSUS PERFORMANCE DISCLOSURE
Pay Versus Performance Table(1)
			Average Summary Compensation Table Total for Non-PEO Named Executive Officers(d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(e)(2)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:
Year(a)	Summary Compensation Table (“SCT”) Total for PEO(b)	Compensation Actually Paid to PEO(c)(2)			Total Shareholder Return(f)(3)	Peer Group Total Shareholder Return(g)(4)	Net Income (in millions)(h)(5)	Company- Selected Measure: Adjusted EPS-COMP(i)(6)
2023	$2,669,024	$21,140,906	$3,076,074	$5,914,216	$98.22	$149.36	$982	$17.18
2022	$3,986,998	($24,347,434)	$3,883,399	$208,386	$63.84	$98.20	$954	$15.54
2021	$57,923,473	$31,186,881	$4,524,830	$2,515,971	$77.80	$118.74	$839	$12.66
2020	$1,311,225	($325,275)	$2,179,759	$2,244,485	$94.82	$124.60	$704	$5.78
(1) Mr. Clarke was our principal executive officer (“PEO”) for the full year for each of 2023, 2022, 2021 and 2020. For 2023, our non-PEO NEOs were Mr. Panther, Ms. Vickery, Mr. Netto, and Mr. King. For 2022, our non-PEO NEOs were Ms. Vickery, Charles R. Freund, Mr. Netto, Mr. King, Alexey Gavrilenya and John S. Coughlin. For 2021, our non-PEO NEOs were Mr. Freund, Mr. Coughlin, Mr. Gavrilenya, and Mr. Netto. For 2020, our non-PEO NEOs were Mr. Freund, Eric R. Dey, Mr. Coughlin, Mr. Gavrilenya, and Mr. Netto.
(2) In determining both the CAP to our PEO and the average CAP to our non-PEO NEOs for 2023 for purposes of this Pay Versus Performance Table (“PVP Table”), we deducted from or added back to the total amounts of compensation reported in column (b) or column (d) (as applicable) the following amounts:
Item and Value Added (Deducted)	2023
For Mr. Clarke: Summary Compensation Table Total:	$2,669,024
- change in actuarial present value of pension benefits	—
+ service cost of pension benefits	—
+ prior service cost of pension benefits	—
- SCT “Stock Awards” column value	($1,440,058)
- SCT “Option Awards” column value	—
+ year-end fair value of outstanding equity awards granted in Covered Year that were outstanding as of Covered Year-end	$1,906,204
+/- change in fair value (from prior year-end to Covered Year-end) of outstanding equity awards granted in prior years that were outstanding as of Covered Year-end	$18,005,736
+ vesting date fair value of equity awards granted and vested in Covered Year	—
+/- change in fair value (from prior year-end to vesting date) of prior-year equity awards vested in Covered Year	—
- prior year-end fair value of prior-year equity awards forfeited in Covered Year	—
+ includable dividends/earnings on equity awards during Covered Year	—
Compensation Actually Paid:	$21,140,906
2024 Notice of Annual Meeting & Proxy Statement  61

11. PAY VERSUS PERFORMANCE DISCLOSURE
For Non-PEO NEOs (Average): Summary Compensation Table Total:	$3,076,074
- change in actuarial present value of pension benefits	—
+ service cost of pension benefits	—
+ prior service cost of pension benefits	—
- SCT “Stock Awards” column value	($1,682,023)
- SCT “Option Awards” column value	($900,026)
+ year-end fair value of outstanding equity awards granted in Covered Year that were outstanding as of Covered Year-end	$3,761,198
+/- change in fair value (from prior year-end to Covered Year-end) of outstanding equity awards granted in prior years that were outstanding as of Covered Year-end	$1,491,552
+ vesting date fair value of equity awards granted and vested in Covered Year	$19,851
+/- change in fair value (from prior year-end to vesting date) of prior-year equity awards vested in Covered Year	$207,101
- prior year-end fair value of prior-year equity awards forfeited in Covered Year	($59,510)
+ includable dividends/earnings on equity awards during Covered Year	—
Compensation Actually Paid:	$5,914,216
(3) For each Covered Year, our TSR was calculated as the yearly percentage change in our cumulative total shareholder return on our common stock, par value $0.001 per share, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for a period beginning with our closing price on the NYSE on December 31, 2019 through and including the last day of the fiscal year covered (each one-year, two-year, three-year, and four-year period, the “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between our closing stock price at the end versus the beginning of the Measurement Period, divided by (b) our closing share price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of the Measurement Period to produce the Covered Year-end values of such investment as of the end of 2023, 2022, 2021 and 2020, as applicable. Because Covered Years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.
(4) For purposes of this pay versus performance disclosure, our peer group is the S&P 500® Data Processing & Outsourced Services Sub Industry Index (the “PVP Peer Group”). For each Covered Year, our peer group cumulative total shareholder return was calculated based on a deemed fixed investment of $100 through the Measurement Period, assuming dividend reinvestment, in the PVP Peer Group.
(5) Net income is calculated in accordance with United States Generally Accepted Accounting Principles.
(6) Adjusted EPS-COMP is Adjusted EPS (or adjusted net income per diluted share), calculated as set forth on Appendix A, further adjusted to exclude the impact of (a) the macro-environment (including foreign exchange rates, fuel prices, tax rates, fuel price spreads and interest rate fluctuations), and (b) acquisitions and divestitures.
62  2024 Notice of Annual Meeting & Proxy Statement

11. PAY VERSUS PERFORMANCE DISCLOSURE
The charts to the right provide, across the Covered Years, (1) a comparison between our cumulative TSR and the cumulative TSR of the PVP Peer Group, and (2) illustrations of the relationships between (A) the CAP to the PEO and the average CAP to our non-PEO NEOs (in each case as set forth in the PVP Table above) and (B) each of the performance measures set forth in columns (f), (h) and (i) of the PVP Table above.
For a discussion of how our compensation committee assessed “pay-for-performance” and how our executive compensation program is designed to link executive compensation with the achievement of our financial and strategic objectives as well as stockholder value creation each year, see the “Compensation Discussion and Analysis” in this Proxy Statement.
The following table lists the three financial performance measures that we believe represent the most important financial performance measures we used to link compensation actually paid to our named executive officers for fiscal 2023 to our performance:
Most Important Financial Performance Measures
Adjusted EPS-COMP
GAAP Revenue, as adjusted
Stock Price

2024 Notice of Annual Meeting & Proxy Statement  63

12. CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
Our audit committee is responsible for reviewing and approving transactions with the Company involving $120,000 or more in any calendar year, and in which certain related persons have a direct or indirect material interest. A related person is: (1) any of our directors, nominees for director or executive officers, (2) any immediate family member of a director, nominee for director or executive officer, and (3) any person, and his or her immediate family members, or entity that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed. The policy does not apply to compensation and benefits subject to compensation committee approval, transactions below certain dollar thresholds in which the related party’s interest is indirect and other specified transactions. Our policy is published on our website at https://investor.corpay.com.
13. DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common shares to file reports of their ownership and changes in ownership of our common shares with the SEC. Our employees prepare these reports for our directors and executive officers who request it on the basis of information obtained from them and from our records. Based on information available to us during fiscal year 2023, and representations made to us by the reporting persons, we believe that all reports were made in a timely manner other than one report for Messrs. Clarke, Throop, Gupta, Panther, Buckman, Farrelly, Jones, Macchia, Stull and Hagerty and Ms. Bexiga, two reports for Messrs. Sloan and Netto and Mses. Vickery and Moddelmog, and three reports for Mr. King, all of which were filed late due to administrative error.
14. FIVE YEAR STOCK PERFORMANCE GRAPH
The graph assumes $100 invested on December 31, 2018, at the closing per share price of our common shares on that day ($185.72) through December 31, 2023, and compares (a) the percentage change of our cumulative total shareholder return on the common shares (as measured by dividing (i) the difference between our share price at the end and the beginning of the period presented by (ii) the share price at the beginning of the periods presented) with (b) (i) the S&P 500® Data Processing & Outsourced Services index and (ii) the S&P 500®.

64  2024 Notice of Annual Meeting & Proxy Statement

15. AUDIT COMMITTEE REPORT
Our audit committee operates under a written charter adopted by the Board. It is available on our website at https://investor.corpay.com under Corporate Governance. The audit committee reviews the charter annually.
The Board reviews annually the NYSE’s listing standards definition of independence for audit committee members to determine that each member of the audit committee meets the standards. The Board has determined that Mr. Macchia and Mr. Throop are “audit committee financial experts” as defined by SEC rules.
The Board has the ultimate authority for effective corporate governance, including oversight of management. The audit committee assists the Board in fulfilling its responsibilities by overseeing the Company’s accounting and financial reporting processes, the audits of the Company’s consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as the Company’s independent auditor, and the performance of the Company’s internal audit function.
The audit committee relies on the expertise and knowledge of management, the internal audit function and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company’s system of internal control. Ernst & Young LLP, our independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with GAAP. The independent auditor also is responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.
The audit committee met six times during 2023. In connection with the audit of our consolidated financial statements for the year ended December 31, 2023, the audit committee, among other actions:
Reviewed and discussed the Company’s earnings press release, consolidated financial statements and its annual report on Form 10-K, with management and the independent auditor
Reviewed with management and the independent auditor management’s assessment of the effectiveness of our internal control over financial reporting
Reviewed with the independent auditor and management, the audit scope of the independent auditor
Inquired about significant risks, reviewed the Company’s policies for risk assessment and risk management and assessed the steps management is taking to control these risks, and
Met in executive session with the independent auditor
The audit committee has reviewed and discussed with management and the independent auditor our 2023 audited consolidated financial statements, and the independent auditor’s report on those financial statements. Management represented to the audit committee that the Company’s financial statements were prepared in accordance with GAAP. Ernst & Young LLP presented the matters required to be discussed with the audit committee by Public Company Accounting Oversight Board (United States) Audit Standard AU Section 380 Communications with Audit Committees and Rule 2-07 of SEC Regulation S-X. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments and the disclosures in the Company’s consolidated financial statements and related footnotes, including the disclosures relating to critical accounting policies.
2024 Notice of Annual Meeting & Proxy Statement  65

15. AUDIT COMMITTEE REPORT
The audit committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Ernst & Young LLP has audited the Company’s consolidated financial statements annually since it was first appointed in 2002. Consistent with its charter, the audit committee, along with the Company management and internal auditors, reviewed EY’s performance as part of the audit committee’s consideration of whether to reappoint the firm as our independent auditors. As part of this review of EY, the audit committee considered independence and objectivity, quality of service, evaluations by our management and internal auditors, the quality and candor of communications with the audit committee and management, (v) the length of time the audit firm has served as our independent auditors, the fees for audit and non-audit services, capability and expertise in the financial services industry and in handling the breadth and complexity of our worldwide operations, the audit approach, and size and reputation. As part of its auditor engagement process, the audit committee considers whether to rotate the independent audit firm, and periodically solicits competitive bids for the independent auditor engagement to help ensure the competitiveness of the independent auditor with respect to each of the factors set forth above.
The audit committee also evaluates the selection of the lead audit partner, including their qualifications and performance. In 2023, the audit committee spent considerable time in selecting a new lead audit partner for 2024 due to mandatory 5-year term rotation policies. The process involved consultation with EY and meetings with several candidates, and facilitated involvement of the incoming lead partner in various 2023 meetings to provide an orderly transition in 2024.
Based on the criteria described above, the audit committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC. Also, based on the criteria described above, the audit committee has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2024 subject to shareholder ratification. The Board is recommending that shareholders ratify this selection at the annual meeting.
Audit Committee
Richard Macchia (Chair)
Archie Jones, Jr.
Gerald Throop
66  2024 Notice of Annual Meeting & Proxy Statement

16. AUDIT MATTERS
Fees Billed by Ernst & Young LLP
The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2023 and 2022, and fees billed for other services rendered by Ernst & Young LLP during those periods.
Year Ended December 31
	2023	2022
Audit Fees	$11,272,000	$9,289,000
Audit Related Fees	$1,082,000	$712,000
Tax Fees	$860,000	$1,155,000
All Other Fees	$4,000	$4,000
Total	$13,218,000	$11,159,000
Audit Fees
These amounts represent fees for professional services for the audit of our annual consolidated financial statements and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings and similar engagements for the fiscal year, such as comfort letters, attest services, consents and assistance with review of documents filed with the SEC, as applicable.
Audit Fees also include advice on accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.
Audit Related Fees
Audit related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. This category may include fees related to the performance of audits and attest services not required by statute or regulations, audits of our employee benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of our financial statements, and accounting consultations about the application of GAAP to proposed transactions.
Tax Fees and All Other Fees
Fees and expenses paid to our Ernst & Young LLP for tax compliance, planning and advice. The audit committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP. None of the services related to the fees described above was approved pursuant to the waiver of pre-approval provisions set forth in the SEC rules.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
The audit committee has established a policy for pre-approval of audit and permissible non-audit services provided by the independent auditor and is responsible for fee negotiations with the independent auditor. Each year, the audit committee approves the terms on which the independent auditor is engaged for the ensuing fiscal year. At least quarterly, the committee will review and, if appropriate, pre-approve services to be performed by the independent auditor, review a report summarizing fiscal year-to-date services provided by the independent auditor, and review an updated projection of the fiscal year’s estimated fees. The audit committee, as permitted by its pre-approval policy, from time to time delegates the approval of certain permitted services or classes of services to a member of the committee. The committee will then review the delegate’s approval decisions each quarter. Independent auditor fees are evaluated based on the scope of the proposed work, the overall hours and fees and a reconciliation of overall hours and fees from one year to the next, reasonable and customary fees in the industry, periodic competitive bids, expected increases and decreases based on changes in the Company’s business and other changes such as new acquisitions, expected decrease in hours in the second and subsequent years of ownership of an acquired company, and expected impact of any new processes.
2024 Notice of Annual Meeting & Proxy Statement  67

17. PROPOSAL 1: ELECTION OF DIRECTORS
Our Board of Directors currently consists of eleven members. Except for our CEO, all of our directors are independent under the NYSE rules.
Each of our directors — Steven T. Stull, Annabelle Bexiga, Ronald F. Clarke, Joseph W. Farrelly, Rahul Gupta, Thomas M. Hagerty, Archie L. Jones, Richard Macchia, Hala G. Moddelmog, Jeffrey S. Sloan and Gerald Throop — will stand for election to the Board for a one-year term. If elected, each director nominee will hold office until the next annual meeting and until his or her successor is elected and qualified, or until their earlier resignation, removal or other termination of service. The accompanying proxy will be voted in favor of each individual to serve as a director unless the shareholder indicates to the contrary on the proxy. The Board expects that each of the nominees will be available to serve, but if any of them is unable to serve at the time the election occurs, the Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee.
Our Board of Directors recommends that you vote “FOR” each of the director nominees named above.
18. PROPOSAL 2: RATIFICATION OF ERNST
& YOUNG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL YEAR 2024
The audit committee of the Board has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2024. Shareholder ratification of the appointment is not legally required but the audit committee has decided to request that the shareholders ratify the appointment. A representative of Ernst & Young LLP will be present at the annual meeting to answer appropriate questions from shareholders and will have the opportunity to make a statement on behalf of the firm, if desired.
If this proposal is not approved by our shareholders at the annual meeting, the audit committee will reconsider its selection of Ernst & Young LLP. Even if the selection is ratified, the audit committee may, in its discretion, select a different registered public accounting firm at any point during the year if it determines that making a change would be in the best interests of the Company and our shareholders.
Our Board of Directors recommends that you vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2024.
68  2024 Notice of Annual Meeting & Proxy Statement

19. PROPOSAL 3: ADVISORY VOTE TO
APPROVE NAMED EXECUTIVE
OFFICER COMPENSATION
Our Board and our shareholders have determined to hold an advisory vote on executive compensation, as required pursuant to Section 14A of the Exchange Act, every year. Accordingly, we are asking shareholders to vote to approve the 2023 compensation of our named executive officers as such compensation is disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and other narrative compensation disclosures required by Item 402. This Proxy Statement contains all of these required disclosures. The following resolution is submitted:
RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and other narrative compensation disclosure set forth in this Proxy Statement is hereby APPROVED.
Because the vote on this proposal is advisory, it will not affect compensation already paid or awarded to any named executive officer and will not be binding on the Company, the Board, or the compensation committee. The Board and compensation committee, however, will review the voting results and take into account the outcome in determining future annual compensation for the named executive officers.
We currently conduct a say-on-pay vote annually. Our next say-on-pay vote is expected to occur at the 2025 annual meeting of shareholders.
Our Board of Directors recommends that you vote “FOR” the approval of named executive officer compensation as set forth above.
20. PROPOSAL 4: SHAREHOLDER PROPOSAL FOR
INDEPENDENT BOARD CHAIRMAN

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.
Whenever possible, the Chairman of the Board shall be an Independent Director.
The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an accelerated basis.
It is a best practice to adopt this policy soon. However this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.
The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company. The job of the CEO is to manage the company. The job of the Chairman is to oversee the CEO.
This proposal is important to FleetCor because FleetCor has given the 2 most important jobs in the Company, CEO and Chairman, to one person.
It is especially important to have an independent Board Chairman because FleetCor has a poorly qualified lead director. Lead director Steve Stull's main qualifications for 3-decades is involvement with a firm that has $16 million in annual revenue compared to the market cap of $18 Billion for FleetCor. Mr. Stull has 24-years excessive tenure on the FleetCor board. As director tenure goes up director independence goes down. Independence is the most import attribute of a lead director.
Mr. Stull was one of 4 FleetCor directors who received between 15 million and 30 million against votes at the 2023 annual meeting. The other directors receiving
2024 Notice of Annual Meeting & Proxy Statement  69

between 15 million and 30 million against votes were Joseph Farrelly, Thomas Hagerty and Hala Moddelmog. This poor showing compares to 3 FleetCor directors who each received less than 0.5 million against votes.
Executive pay was rejected by 40% of FleetCor shares in 2023 when a 5% rejection is often the norm at well performing companies. Plus it takes much more shareholder conviction to vote against executive pay than to simply follow the FleetCor Board's recommendation. And FleetCor stock is a disappointment since its $315 price in January 2020.
Please vote yes: Independent Board Chairman - Proposal 4
Board of Directors Statement of Opposition
The Board recommends a vote AGAINST this proposal
The Board has carefully considered the shareholder proposal and believes that permanently prescribing a leadership structure for the Company and requiring the appointment of an independent Board Chairman is not in the best interests of the Company or its shareholders.
The Board believes that it should have the flexibility to consider all relevant factors and select the most appropriate leadership structure for the Company’s circumstances, at any given time. The current Board leadership structure, together with the Board’s other practices described below and elsewhere in this Proxy Statement, already provides effective independent oversight of management, promotes Board accountability and responsiveness to shareholders, and facilitates our execution on strategic priorities. The appointment of a Lead Independent Director precludes the need to permanently separate the role of CEO and Chairman of the Board. Currently, Mr. Stull, an independent Director, is the Lead Independent Director.
Our Corporate Governance Guidelines provide the Board with the flexibility to determine the optimal leadership structure, including separating the positions of Chair and CEO if circumstances warrant. The Board believes that the Directors are best positioned to lead this evaluation given their knowledge of the Company’s leadership team, strategic goals, opportunities and challenges. When the Board established the position of a Lead Independent Director, it assigned the following powers and responsibilities:
Preside at all meetings of the Board at which the Chairman or any Vice Chairman of the Board is not present;
Preside over executive sessions of the non-employee directors;
Serve as liaison between the non-employee directors and the Chairman and the CEO;
Call meetings of non-employee directors, with appropriate notice;
Coordinate with the Chairman and CEO on meeting schedules, agendas and information provided to the Board;
Be available for consultation with significant stockholders if so requested; and
Exercise and perform such other powers and duties as may be assigned to the Lead Independent Director by the Board from time to time.
Most companies in the S&P 500 do not take a rigid approach to Board leadership structure. According to a 2023 report on Board Leadership and Structure by the Conference Board, 76% of companies in the S&P 500 provide their boards with flexibility to determine its leadership structure and only 17% state that the CEO and Chair role should be separated. In addition, there is no evidence supporting the claim that an independent Chair would improve the Company’s or the Board’s effectiveness. Instead, the Board believes that the current Board leadership structure leads to certain efficiencies and allows the Company to speak with one, clear, unified voice as it tackles the many challenges and opportunities it faces.
Moreover, Corpay utilizes robust corporate governance practices, as described in more detail in the Corpay, Inc. Corporate Governance Guidelines at https://investor.corpay.com, including maintaining strong, independent oversight on behalf of stockholders and consistently ensuring that each Board committee is led by and composed of independent Directors.
Given the demonstrated successes of the Company’s Chairman and CEO, the robust role and responsibilities of our Lead Independent Director and Corpay’s strong Board and corporate governance practices, the Board believes it is in the best interests of the Company and its stockholders to maintain the flexibility to determine the appropriate leadership structure for the Company.
The Board of Directors believes that this proposal is not in the best interests of the Company or our stockholders and unanimously recommends that you vote “AGAINST” this proposal.
70  2024 Notice of Annual Meeting & Proxy Statement

21. OTHER BUSINESS
We know of no other business to be considered at the meeting and the deadline for shareholders to submit proposals or nominations has passed. However, if other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and you have properly submitted your proxy, then the named proxies will vote your shares on those matters according to their best judgment.
22. BOARD LEADERSHIP
Our corporate governance guidelines provide that our Board will include a majority of independent directors. Our CEO serves as the Chairman of the Board and has served as such since 2003. While we believe this leadership structure has been effective, since 2020 a Lead Independent Director has served as a representative of the independent, non-employee directors of the Board and exercises additional powers and responsibilities in connection with Board meetings. The Lead Independent Director will serve a one-year term, which expires at each annual meeting of shareholders. Mr. Stull has served as Lead Independent Director since 2020, with his term ending at the annual meeting. The Board expects that, if elected at the annual meeting, Mr. Stull will be appointed to serve another term as Lead Independent Director until the 2025 annual meeting.
Mr. Stull is the Founder and CEO of Advantage Capital Partners, a private equity firm, which, since formation, has invested $4.1 billion in over 900 companies, spanning a diverse array of industry sectors. Prior to founding Advantage Capital Partners, Mr. Stull served for nine years as an executive in the investment department of General American Life Insurance Company, heading its securities division and personally managing its high yield, convertible, and preferred stock portfolios. Mr. Stull has served as a director for public and private companies, including serving as member of audit and compensation committees.
Mr. Stull is nationally recognized for his leadership efforts in small business capital formation, particularly for businesses located in distressed or underserved communities. He was recognized by Ernst & Young as Entrepreneur of the Year for his sponsorship of entrepreneurship in Louisiana. Because of Mr. Stull’s extensive experience serving customers similar to the Company, his guidance and advice as a member of the Board has been instrumental in the achievement of 20% CAGR Adjusted EPS growth since going public in 2010. As a highly accomplished executive, his intimate knowledge of the Company’s business experienced through many business cycles has made him a highly effective Company director and an extraordinarily qualified Lead Independent Director. Also, he holds an MBA and bachelor’s degree in finance and economics from Washington University in
St. Louis. He has earned the Fellow Life Management Institute/Master designation and the right to use the Chartered Financial Analyst designation.
The Lead Independent Director has the following powers and responsibilities:
preside at all meetings of the Board at which the Chairman of the Board is not present preside over executive sessions of the non-employee directors serve as liaison between the non-employee directors and the Chairman and the CEO call meetings of non-employee directors, with appropriate notice coordinate with the Chairman and CEO on meeting schedules, agendas and information provided to the Board be available for consultation with significant shareholder if so requested and exercise and perform such other powers and duties as may be assigned to the Lead Independent Director by the Board from time to time
Our corporate governance guidelines provide that our non- management directors will meet in executive session, without management present, as frequently as they deem appropriate, and they typically meet in executive session at the time of each regular Board meeting. The Lead
Independent Director presides during the meeting of independent directors, and acts as a liaison between the non-management directors and the Chairman and CEO in connection with each regular meeting.
We believe that having a combined Chairman and CEO, balanced with a Lead Independent Director, as well as a Board otherwise comprised solely of independent directors who meet regularly in executive session and independent chairs for the Board’s audit committee, compensation committee and governance committee and information technology and security committee provides an effective form of Board leadership and an appropriate balance between strategy development and independent oversight. The Board believes that having our CEO serve as Chairman of the Board facilitates the Board’s decision-making processes because Mr. Clarke possesses detailed and in-depth knowledge of the issues, opportunities and
2024 Notice of Annual Meeting & Proxy Statement  71

challenges facing the Company and its business. Accordingly, he is best positioned to develop agendas that ensure the Board’s time and attention is focused on the most critical matters. The combined role enables decisive leadership, ensures accountability and enhances our ability to communicate our message and strategy clearly and consistently to our shareholders, employees and customers.
23. ADDITIONAL INFORMATION
Shareholder Proposals
Any proposal that a shareholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2025 annual meeting of shareholders must comply with the requirements of Rule 14a-8 under the Exchange Act and be received no later than December 27, 2024 at the following address, Corpay, Inc., Attention: Corporate Secretary, 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305.
However, in the event that the annual meeting is called for a date that is not within 30 days before or after June 6, 2025, notice must be received a reasonable time before we begin to print and mail our proxy materials for the 2025 annual meeting of shareholders.
If a shareholder wishes to present a proposal before the 2025 annual meeting but does not wish to have a proposal considered for inclusion in our proxy statement and proxy in accordance with Rule 14a-8 or to nominate someone for election as a director, the shareholder must give written notice to our Corporate Secretary at the address noted above. To be timely, a shareholder’s notice to the Corporate Secretary must be received no earlier than February 6, 2025, which is 120 days prior to the anniversary of this year’s annual meeting, and no later than March 8, 2025, which is 90 days prior to the anniversary of this year’s annual meeting. However, in the event that the annual meeting is called for a date that is not within thirty days before or after June 6, 2025, notice by the shareholder must be received by the later of the tenth day following the date of the public announcement and the 90th day prior to the annual meeting. Our Bylaws contain specific procedural requirements regarding a shareholder’s ability to nominate a director or submit a proposal to be considered at a meeting of shareholders. The Bylaws are available on our website at https://investor.corpay.com under Corporate Governance.
Universal Proxy Rules
In addition to satisfying the requirements under our Bylaws, if a shareholder intends to comply with the universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the shareholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to our Corporate Secretary at the address noted above no later than 60 calendar days prior to the one-year anniversary of this year’s annual meeting (for the 2025 annual meeting, no later than April 7, 2025). If the date of the 2025 annual meeting is changed by more than 30 calendar days from such anniversary date, however, then the shareholder must provide notice by the later of 60 calendar days prior to the date of the 2025 annual meeting and the 10th calendar day following the date on which public announcement of the date of the 2025 annual meeting is first made.
72  2024 Notice of Annual Meeting & Proxy Statement

23. ADDITIONAL INFORMATION
Solicitation of Proxies
The Company is paying the costs of the solicitation of proxies. We have retained DF King & Co., Inc. to assist in the solicitation of proxies from beneficial owners of shares for the annual meeting. We have agreed to pay DF King a fee of approximately $20,000 per year plus out-of-pocket expenses. You may contact DF King at (888) 548-6498.
Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. The Company will pay persons holding common shares in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, in accordance with NYSE Rule 451 for the expense of forwarding solicitation materials to their principals. The Company will pay all proxy solicitation costs in accordance with NYSE Rule 451.
Voting Procedures
Tabulation of Votes: Broadridge Investor Communication Solutions, Inc. will tabulate votes cast by proxy or in person at the meeting. We will report the results in a Form 8-K filed with the SEC within four business days of the annual meeting.
Vote Required; Effect of an Abstention and Broker Non-Votes: The shares of a holder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the annual meeting for the purpose of determining the presence of a quorum. If you are the beneficial owner of shares held by a broker or other custodian, you may instruct your broker how you would like your shares voted. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a proxy from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as uninstructed shares. Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. The following table summarizes the vote threshold required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.
Proposal Number	Item	Vote Required for Approval	Abstentions	Uninstructed Shares	Board Voting Recommendation
1	To elect the eleven directors	Majority of votes cast	Not counted	Not voted	FOR
2	To ratify the reappointment of Ernst & Young LLP as our independent public accounting firm for 2024	Majority of votes cast	Not counted	Discretionary vote	FOR
3	To approve, on an advisory basis, named executive officer compensation	Majority of votes cast	Not counted	Not voted	FOR
4	To vote on a shareholder proposal regarding an independent Board chair requirement, if properly presented at the meeting	Majority of votes cast	Not counted	Not voted	AGAINST
If you sign and return a proxy card or vote your shares via the Internet but do not provide voting instructions, your shares will be voted as listed in the “Board Voting Recommendation” column in the table above.
2024 Notice of Annual Meeting & Proxy Statement  73

23. ADDITIONAL INFORMATION
Where to Find More Proxy Voting Information:
The SEC’s website has a variety of information about the proxy voting process at www.sec.gov/spotlight/ proxymatters.shtml.
Contact the Investor Relations department through our website at https://investor.corpay.com or by phone at (770) 417-4697.
Contact the broker or bank through which you beneficially own your shares.
Revoking Your Proxy: Shareholders of record may revoke their proxy and change their vote at any time before the polls close at the annual meeting by submitting a subsequent proxy (if you received a proxy card) or by using the Internet, by telephone or by mail to vote after the date of your proxy; sending written notice of revocation to our Corporate Secretary at Corpay, 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305; or voting in person at the annual meeting. If you hold shares through a bank or broker, please refer to your proxy card or other voting information form forwarded by your bank or broker to see how you can revoke your proxy (if you received one) and change your vote.
Proxy Authority: When you submit your proxy, you authorize Ronald F. Clarke and Alissa Vickery, or either one of them, each with full power of substitution, to vote your shares at the annual meeting in accordance with your instructions or, if no instructions are given, in accordance with the Board’s recommendations as described in the table above.
The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the annual meeting, for the election of one or more persons to the Board if any of the nominees becomes unable to serve or for good cause will not serve, on matters which the Board does not know a reasonable time before making the proxy solicitations will be presented at the annual meeting or any other matters which may properly come before the annual meeting and any postponements or adjournments thereto.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
This year, a number of banks and brokers with account holders who are shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank or broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank or broker, or direct your written request to Corpay, Inc., Attention: Corporate Secretary, 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305, HOUSEHOLDING, and we will deliver a separate copy of the proxy statement upon request. Shareholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their bank or broker.
74  2024 Notice of Annual Meeting & Proxy Statement

24. APPENDIX A
Management’s Use of Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Net Income Per Diluted Share
We have defined the non-GAAP measure adjusted net income as net income as reflected in our statement of income, adjusted to eliminate (a) non-cash stock based compensation expense related to share based compensation awards, (b) amortization of deferred financing costs, discounts and intangible assets, amortization of the premium recognized on the purchase of receivables, and our proportionate share of amortization of intangible assets at our equity method investment, (c) integration and deal related costs, and (d) other non-recurring items, including unusual credit losses, the impact of discrete tax items, impairment charges, asset write-offs, restructuring costs, gains due to disposition of assets/businesses, loss on extinguishment of debt, and legal settlements. We calculate adjusted net income and adjusted net income per diluted share to eliminate the effect of items that we do not consider indicative of our core operating performance.
We have defined the non-GAAP measure adjusted net income per diluted share as the calculation previously noted divided by the weighted average diluted shares outstanding as reflected in our statement of income.
Adjusted net income and adjusted net income per diluted share are supplemental measures of operating performance that do not represent and should not be considered as an alternative to net income, net income per diluted share or cash flow from operations, as determined by U.S. generally accepted accounting principles, or U.S. GAAP. We believe it is useful to exclude non-cash share-based compensation expense from adjusted net income because non-cash equity grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time and share based compensation expense is not a key measure of our core operating performance. We also believe that amortization expense can vary substantially from company to company and from period to period depending upon their financing and accounting methods, the fair value and average expected life of their acquired intangible assets, their capital structures and the method by which their assets were acquired; therefore, we have excluded amortization expense from our adjusted net income. We also believe that integration and deal related costs and one-time non-recurring expenses, gains, losses, and impairment charges do not necessarily reflect how our investments and business are performing. We adjust net income for the tax effect of each of these non-tax items.
2024 Notice of Annual Meeting & Proxy Statement  75

24. APPENDIX A
Reconciliation of Net Income to Pro Forma Adjusted Net Income
Set forth below is a reconciliation of adjusted net income and adjusted net income per diluted share to the most directly comparable GAAP measure, net income and net income per diluted share (in millions, except per share amounts):
	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Net income	$982	$954	$839	$704	$895	$811	$740	$452	$362	$369	$285	$216	$147	$108
Net income per diluted share	$13.20	$12.42	$9.99	$8.12	$9.94	$8.81	$7.91	$4.75	$3.85	$4.24	$3.36	$2.52	$1.76	$1.34
Adjustments:
Stock-based compensation expense	116	121	80	43	61	70	93	64	90	38	27	19	22	27
Amortization(6)	234	238	215	196	217	227	233	184	181	100	56	38	25	22
Net gain on disposition of assets/ business	(14)	—	—	—	—	(153)	(109)	—	—	—	—	—	—	—
Investment (gains) losses	—	—	—	(30)	3	7	45	25	40	—	—	—	—	—
Loss on write-off of fixed assets	—	—	—	—	2	9	—	—	—	—	—	—	—	—
Loss on extinguishment of debt	—	2	16	—	—	2	3	—	—	16	—	—	3	—
Legal settlements and litigation	3	6	6	—	6	6	11	—	—	—	—	—	—	—
Integration and deal related cost(1)	31	19	31	12	—	—	—	—	—	—	—	—	—	—
Restructuring and related (subsidies) costs	4	7	(2)	4	3	5	1	—	—	—	—	—	—	—
Unauthorized access impact	—	—	—	—	—	2	—	—	—	—	—	—	—	—
Other non-cash adjustments	—	—	—	90(5)	—	—	2	—	—	(29)	—	—	—	—
Total pre-tax adjustments(2)	373	393	346	316	291	175	279	274	311	125	83	57	49	49
Income tax impact of pre-tax adjustments at the effective tax rate(3)	(97)	(111)	(76)	(68)	(62)	(39)	(93)	(67)	(81)	(46)	(24)	(17)	(15)	(14)
Impact of investment sale, other discrete item and tax reform(4)	—	—	—	10	(62)	23	(127)	—	—	—	—	—	—	—
Adjusted net income(2)	$1,237	$1,237	$1,110	$962	$1,062	$970	$799	$659	$593	$448	$343	$256	$182	$143
Adjusted net income per diluted share	$16.92	$16.10	$13.21	$11.09	$11.79	$10.53	$8.54	$6.92	$6.30	$5.15	$4.05	$2.99	$2.17	$1.77
1. Beginning in 2020, the Company included integration and deal related costs in its definition to calculate adjusted net income and adjusted net income per diluted share. Prior period amounts were immaterial.
2. The sums of pre-tax adjustments and adjusted net income may not equal the totals presented due to rounding.
3. 2022 year includes $9.0 million adjustment for tax benefit of certain income determined to be permanently invested. 2021 year includes remeasurement of deferreds due to the increase in UK corporate tax rate from 19% to 25% of $6.5 million. 2020 year includes a tax reserve adjustment related to poor year tax positions of $9.8 million. 2019 excludes the results of the Company’s Masternaut investment on our effective tax rate, as results were reported on a post-tax basis and no tax-over-book outside basis difference prior to disposition. 2017 year excludes the net gain realized upon our disposition of Nextraq. representing a pretax gain of $175.0 million and tax on gain of $65.8 million. 2014 through 2017 years exclude the results of our equity method investment on our effective tax rate, as results from our equity method investment are reported within the Consolidated Income Statements on a post-tax basis and no tax-over-book outside basis differences related to our equity method investment are expected to reverse.
4. Represents the impact to taxes from the reversal of a valuation allowance related to the disposition of our investment in Masternaut of $65.7 million in 2019, and impact of tax reform adjustments included in our effective tax rate of $22.7 million in 2018. Also, includes the impact of a discrete tax item for a Section 199 adjustment related to a prior tax year in 2019 results of $1.8 million.
5. Represents a bad debt loss in the first quarter of 2020 from a large client in our Cambridge business entering voluntary bankruptcy due to the extraordinary impact of the COVID-19 pandemic.
6. Includes amortization related to intangible assets, premium on receivables, deferred financing costs, and debt discounts.
76  2024 Notice of Annual Meeting & Proxy Statement

24. APPENDIX A
Reconciliation of Net Income to Pro Forma Adjusted Net Income
($ in millions*, except per share amounts)
	Year Ended 2010	2011 Changes	Pro Forma 2010
Income before income taxes	$151	$1	$152
Provision for income taxes	43	2	46
Net income	108	(2)	106
Stock based compensation	27	(5)	22
Amortization of intangible assets	17	—	17
Amortization of premium on receivables	3	—	3
Amortization of deferred financing costs	2	—	2
Loss on extinguishment of debt	—	3	3
Total pre-tax adjustments	49	(2)	47
Income tax impact of pre-tax adjustments at the effective tax rate	(14)	—	(14)
Total pre-tax adjustments	$143	$(4)	$139
Adjusted net income per diluted share	$1.77		$1.66
Diluted shares	80.8		83.7
* The sums of pre-tax adjustments and adjusted net income may not equal the totals presented due to rounding.
2024 Notice of Annual Meeting & Proxy Statement  77

Corpay, Inc.
3280 Peachtree Road
Suite 2400
Atlanta, Ga 30305

CORPAY, INC.
ATTN: CORPORATE SECRETARY
3280 PEACHTREE ROAD, STE 2400
ATLANTA, GA 30305

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V44813-P11352 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CORPAY, INC.

The Board of Directors recommends you vote FOR the following:

1. Elect Directors nominated by the Board of Directors for a one-year term:

Nominees:	For	Against	Abstain
1a. Annabelle Bexiga	☐	☐	☐
1b. Ronald F. Clarke	☐	☐	☐
1c. Joseph W. Farrelly	☐	☐	☐
1d. Rahul Gupta	☐	☐	☐
1e. Thomas M. Hagerty	☐	☐	☐
1f. Archie L. Jones, Jr.	☐	☐	☐
1g. Richard Macchia	☐	☐	☐
1h. Hala G. Moddelmog	☐	☐	☐
1i. Jeffrey S. Sloan	☐	☐	☐
1j. Steven T. Stull	☐	☐	☐
1k. Gerald Throop	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratify the re-appointment of Ernst & Young LLP as Corpay's independent public accounting firm for 2024.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal 4:	For	Against	Abstain
4. Shareholder proposal regarding an independent Board chair requirement, if properly presented at the meeting.	☐	☐	☐

NOTE: The proxy will be voted as directed. If no direction is indicated, the proxy will be voted FOR the election of each of the eleven nominees for Director in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposal 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF CORPAY, INC.

June 6, 2024

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at investor.corpay.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V44814-P11352

CORPAY, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
June 6, 2024

The undersigned hereby appoints Ronald F. Clarke and Tom Panther, either of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of stock of Corpay, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held Thursday, June 6, 2024, 10:00 a.m. Eastern Daylight Time, and at any adjournments or postponements thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated April 26, 2024 and upon any other business that may properly come before the meeting or any postponements or adjournments thereof. The proxies are directed to vote or refrain from voting pursuant to the Proxy Statement as follows and otherwise in their discretion upon all matters that may properly come before the meeting or any postponement or adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

(Continued and to be signed on reverse side)